UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Expedia, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2012

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Expedia, Inc., which will be held on Tuesday, June 5, 2012, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

At the Annual Meeting, you will be asked (1) to elect ten directors, and (2) to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2012. The Board of Directors unanimously recommends a vote FOR proposals 1 and 2.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

Sincerely,

Dara Khosrowshahi Chief Executive Officer 333 108th Avenue N.E. Bellevue, Washington 98004

EXPEDIA, INC.

333 108th Avenue N.E.

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Expedia, Inc., a Delaware corporation, will be held Tuesday, June 5, 2012, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Items of business at the Annual Meeting will be:

1.	To elect the ten directors named in this proxy statement, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2.	To ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2012; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of Expedia capital stock at the close of business on April 18, 2012 are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements thereof.

In accordance with Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 26, 2012, and beginning on the same date provided access to our proxy materials over the internet, to the holders of record and beneficial owners of our capital stock as of the close of business on the record date.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the Board of Directors,

Robert J. Dzielak Executive Vice President, General Counsel and Secretary

April 26, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 5, 2012

This Proxy Statement and the 2011 Annual Report are available at:

www.rrdezproxy.com/2012/expedia

-i-

PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of Expedia, Inc., a Delaware corporation, in connection with the solicitation of proxies by Expedia’s Board of Directors for use at its 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Expedia’s principal offices are located at 333 108th Avenue N.E., Bellevue, Washington 98004. This Proxy Statement is being made available to Expedia stockholders on or about April 26, 2012.

Date, Time and Place of Meeting

The Annual Meeting will be held on Tuesday, June 5, 2012, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras and recording devices will not be permitted at the Annual Meeting.

Record Date and Voting Rights

General. The Board of Directors established the close of business on April 18, 2012 as the record date for determining the holders of Expedia stock entitled to notice of and to vote at the Annual Meeting. On the record date, 114,285,451 shares of common stock and 12,799,999 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. Expedia stockholders are entitled to one vote for each share of common stock and ten votes for each share of Class B common stock held as of the record date, voting together as a single voting group, in (i) the election of seven of the ten director nominees, and (ii) the ratification of the appointment of Expedia’s independent registered public accounting firm. Expedia stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of Expedia common stock are entitled to elect as a separate class pursuant to the Company’s amended and restated certificate of incorporation.

Barry Diller, the Chairman and Senior Executive of Expedia, generally controls the vote of shares that he owns as well as, pursuant to an irrevocable proxy, those shares beneficially owned by Liberty Interactive Corporation and its subsidiaries. Based on information filed on a Schedule 13D/A by Mr. Diller and Liberty Interactive on April 2, 2012, Mr. Diller and Liberty Interactive together beneficially own approximately 23% of the outstanding shares of common stock (or 32% assuming exercise of Mr. Diller’s vested stock options and conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 64% of the combined voting power of the outstanding Expedia capital stock as of the record date. As a result, regardless of the vote of any other Expedia stockholder, Mr. Diller has control over the vote relating to the election of seven of the ten director nominees and the ratification of the appointment of Expedia’s independent registered public accounting firm.

Voting of Stock Held in 401(k) Plan. The trustee of Expedia’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia common stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of seven of the ten director nominees and the ratification of the appointment of our independent registered public accounting firm, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of the three directors whom the holders of Expedia common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of votes of the outstanding common stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment of our independent registered public accounting firm. Brokers do not have discretionary authority to vote on the election of our directors, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

Expedia will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Expedia, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia capital stock and to request authority for the exercise of proxies. In such cases, Expedia, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Voting Proxies

The manner in which your shares may be voted depends on whether you are a:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent;

•	401(k) plan participant: your shares are held in Expedia’s 401(k) plan for employees; or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.

Whether you hold shares directly as a registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form provided. To vote using the internet or by telephone, you will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

•

Using the Internet. Registered stockholders and 401(k) plan participants may vote using the internet by going to www.proxyvoting.com/expe and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

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By Telephone. Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-866-540-5760 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

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By Mail. Registered stockholders and 401(k) plan participants may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each of the proposals described in this Proxy Statement.

Expedia is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law section 212(c)). The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of election or voting in person. Registered holders may send any written notice or request for a new proxy card to Expedia, Inc., c/o Shareowner Services, P.O. Box 3550, S. Hackensack, New Jersey 07606-9250, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the internet. Registered holders may also request a new proxy card by calling 1-888-313-0164.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, a board of ten directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been duly elected and qualified (or, if earlier, any director’s removal or resignation from the Board of Directors). The Company’s certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently three directors. The Board has designated Messrs. Battle, Jacobson and Kern as nominees for the positions on the Board to be elected by the holders of Expedia common stock voting as a separate class. Pursuant to an Amended and Restated Governance Agreement among Expedia, Liberty Interactive and Mr. Diller dated December 20, 2011 (the “Governance Agreement”), Liberty Interactive has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Interactive are satisfied. Liberty Interactive has designated Dr. Malone and Mr. Fitzgerald as its nominees to the Board. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.

The name and certain background information regarding each nominee, as of March 15, 2012, are set forth below. There are no family relationships among directors or executive officers of Expedia. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he should be renominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Expedia and our Board as demonstrated by the nominee’s past service. All of our director-nominees also have extensive management experience in complex organizations. The Board considered the NASDAQ requirement that the Company’s Audit Committee be composed of at least three independent directors, as well as specific NASDAQ and Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Name	Age	Position With Expedia, Inc.
Barry Diller	70	Chairman and Senior Executive
Victor A. Kaufman	68	Director and Vice Chairman
Dara Khosrowshahi	42	Director and Chief Executive Officer
A. George “Skip” Battle	68	Director
Jonathan L. Dolgen	66	Director
William R. Fitzgerald	54	Director
Craig A. Jacobson	59	Director
Peter M. Kern	44	Director
John C. Malone	71	Director
José A. Tazón	68	Director

Barry Diller has been the Chairman of the Board and Senior Executive of Expedia since the completion of the Company’s spin-off from IAC/Interactive Corp (“IAC”) on August 9, 2005. Mr. Diller has been the Chairman of the Board and Senior Executive of IAC since December 2010 and also served as Chairman of the Board and Chief Executive Officer of IAC (and its predecessors) from August 1995 through November 2010. Since the completion of its spin-off from Expedia on December 20, 2011, Mr. Diller has been the Chairman and Senior Executive of TripAdvisor, Inc. Mr. Diller previously served as the Non-Executive Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as the Non-Executive Chairman of the Board of Live Nation Entertainment from January 2010 through October 2010 and remained a member of the Board of Live Nation Entertainment through January 2011. He served as Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994 and as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the Boards of Directors of The Washington Post Company and of The Coca-Cola Company. Mr. Diller is also a member of the Board of Councilors for the University of Southern California’s School of Cinematic Arts, the New York University Board of Trustees, the Executive Board for the Medical Sciences of the University of California, Los Angeles and a member of the Council on Foreign Relations.

Board Membership Qualifications: As result of his involvement with Expedia both while it was operated within IAC and since the IAC/Expedia spin-off, Mr. Diller has a great depth of knowledge and experience regarding Expedia and its businesses. Mr. Diller has extensive management experience, including through his service as Chief Executive Officer of media and interactive commerce companies, as well as experience as a director serving on other public company boards, including as Chairman. Mr. Diller also effectively controls Expedia.

Victor A. Kaufman has been a director and the Vice Chairman of Expedia since completion of the IAC/Expedia spin-off. Mr. Kaufman has been a director of IAC (and its predecessors) since December 1996 and has served as the Vice Chairman of IAC since October 1999. Since the completion of its spin-off from Expedia on December 20, 2011, Mr. Kaufman has been a director of TripAdvisor, Inc. Mr. Kaufman previously served as Vice Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as a director of Live Nation Entertainment from January 2010 through December 2010. Mr. Kaufman served in the Office of the Chairman of IAC from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in those capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from those positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

Board Membership Qualifications: Mr. Kaufman has unique knowledge of and experience with Expedia and its businesses gained through his involvement with Expedia both while it was operated within IAC and since the IAC/Expedia spin-off. Mr. Kaufman also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions, as well as experience as a director serving on other public company boards.

Dara Khosrowshahi has been a director and the Chief Executive Officer of Expedia since completion of the IAC/Expedia spin-off. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the IAC/Expedia spin-off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005. Mr. Khosrowshahi served as IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Since completion of its spin-off from Expedia on December 20, 2011, Mr. Khosrowshahi has been a director of TripAdvisor, Inc.

Board Membership Qualifications: Mr. Khosrowshahi possesses in-depth experience with and knowledge of the online travel industry gained through his service as Chief Executive Officer of IAC Travel prior to the IAC/Expedia spin-off and as Chief Executive Officer of Expedia since the IAC/Expedia spin-off.

Mr. Khosrowshahi also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

A. George “Skip” Battle has been a director of Expedia since completion of the IAC/Expedia spin-off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as its Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Board of Fair Isaac Corporation, a position he has held since 2002, and serves as lead independent director on the Board of Directors of LinkedIn Corporation, a position he has held since December 2010. He is also a director of the Masters Select family of funds (all registered investment companies), Netflix, Inc., OpenTable, Inc., and two nonprofit organizations. Mr. Battle also served as a director of PeopleSoft, Inc. from 1995 until its acquisition by Oracle Corp. in 2004, of Barra, Inc. from 1996 until 2004 and of Advent Software, Inc. from 2006 to May 2011. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Board Membership Qualifications: Mr. Battle has extensive financial, strategic, operational, and corporate governance experience, acquired through his more than 25 years as a business consultant as well as his prior service as a chief executive officer. Mr. Battle also has experience as a director serving on other public company boards.

Jonathan L. Dolgen has been a director of Expedia since completion of the IAC/Expedia spin-off. From July 2004 until April 2010, Mr. Dolgen was a Senior Advisor to Viacom, Inc. (“Old Viacom”), a worldwide entertainment and media company, where he provided advisory services to the chief executive officer of Old Viacom, or others designated by him, on an as-requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc. (“New Viacom”) and CBS Corporation. From the separation of Old Viacom, Mr. Dolgen provided advisory services to the chief executive officer of New Viacom, or others designated by him, on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC, a private entity that seeks investment and other opportunities and provides consulting services, primarily in the media sector. Since April 2005, Mr. Dolgen, through Wood River, has had an arrangement with Madison Dearborn Partners, LLC to seek investment opportunities and consult, primarily in the media sector. From October 2006 through March 2008, Mr. Dolgen served as senior consultant for ArtistDirect, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition business became part of New Viacom’s businesses, and substantially all of the remaining businesses of Old Viacom overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen has also been a director of Live Nation Entertainment, Inc. since its formation following the merger of Live Nation, Inc. and Ticketmaster in January 2010. Prior to the merger, Mr. Dolgen was a director of Ticketmaster from August 2008. From October 2004 until September 2008, Mr. Dolgen was a Director of Charter Communications, Inc. He is also a member of the Board of Trustees of the Claremont Graduate School and a director of the Simon Wiesenthal Center. Mr. Dolgen holds a B.S. from Cornell University and a J.D. from New York University.

Board Membership Qualifications: Mr. Dolgen has extensive high-level executive management experience, including prior service as a Chief Executive Officer. Mr. Dolgen also has experience as a director serving on other public company boards. Mr. Dolgen has significant expertise in both traditional and new media.

William R. Fitzgerald has been a director of Expedia since March 2006. He has served as a Senior Vice President of Liberty Interactive Corporation (formerly known as Liberty Media Corporation) since 2000, and has served as a Senior Vice President of Liberty Media Corporation (formerly known as Liberty Capstarz, Inc.) since September 2011. In addition, Mr. Fitzgerald serves as Chairman and Chief Executive Officer of Ascent Capital Group, Inc. Prior to joining Liberty Interactive, Mr. Fitzgerald served as Executive Vice President and Chief Operating Officer for AT&T Broadband (formerly known as Tele-Communications, Inc.). Prior to that, Mr. Fitzgerald served as Senior Vice President of Corporate Development at Tele-Communications, Inc., was a partner at Daniels & Associates and was a commercial banker at The First National Bank of Chicago. Mr. Fitzgerald served on the Board of Directors of Cablevision Systems Corp. from 1999 to 2000 and on the Board of Directors of OnCommand Corporation from 2001 to 2005. Mr. Fitzgerald received his undergraduate degree from Indiana University Kelley School of Business and a master’s degree from the Kellogg School of Business at Northwestern University.

Board Membership Qualifications: Mr. Fitzgerald was nominated as a director by Liberty Interactive, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Mr. Fitzgerald has significant executive-level experience and a strong operational background.

Craig A. Jacobson has been a director of Expedia since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren & Richman, L.L.P., where he has practiced entertainment law for the past 20 years. Mr. Jacobson is a member of the Board of Directors of Aver Media, a privately-held Canadian lending institution and was a director of Ticketmaster from August 2008 until its merger with Live Nation, Inc. in January 2010.

Board Membership Qualifications: Mr. Jacobson has extensive legal and business knowledge and experience in corporate governance matters. Mr. Jacobson also has significant financial knowledge gained during his more than twenty years practicing law as well as his service as a director serving on public and private company boards.

Peter M. Kern has been a director of Expedia since completion of the IAC/Expedia spin-off. Mr. Kern is a Managing Partner of InterMedia Partners, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in 2001. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Mr. Kern serves on the boards of a number of private companies, including Televicentro of Puerto Rico, LLC, Luxury Retreats International Holdings, Inc. and Cine Latino, Inc. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.

Board Membership Qualifications: Through his extensive background in private equity and as a director of several private companies, as well as prior experience in senior executive positions, Mr. Kern has a high level of financial expertise and background in analyzing investments and strategic transactions.

John C. Malone has been a director of Expedia since completion of the IAC/Expedia spin-off. Dr. Malone has served as the Chairman of the Board of Liberty Interactive Corporation (formerly known as Liberty Media Corporation) since 1990 and as Chairman of the Board of Liberty Media Corporation (formerly known as Liberty Capstarz, Inc.) since September 2011, and he served as Liberty Interactive’s Chief Executive Officer from August 2005 through February 2006. Dr. Malone also served as Chairman of the Board of Tele-Communications, Inc. from 1996 to 1999 and as Chief Executive Officer of Tele-Communications, Inc. from 1994 to 1997. In addition, Dr. Malone has served as Chairman of the Board of Directors of Liberty Global, Inc. since June 2005 and served as Chairman of the Board of Liberty Global’s predecessor, LMI, from March 2004 to June 2005. Dr. Malone served as a director of UnitedGlobalCom, Inc., now a subsidiary of Liberty Global, Inc., from January 2002 to June 2005. He has served as a director of Discovery Communications, Inc. since September 2008, and he served as Chairman of the Board of its predecessor, Discovery Holding Company, from

March 2005 to September 2008. Dr. Malone has served as a director of Ascent Capital Group, Inc. since January 2010 and Sirius XM Radio Inc. since April 2009. Dr. Malone served as a director of the Bank of New York Company, Inc. from June 2005 to April 2007 and as a director of Cablevision Systems Corp. from March 2005 to June 2005. In addition, Dr. Malone served as Chairman of the Board of Directors of DIRECTV from November 2009 until June 2010 and previously to that he served as Chairman of the Board of DIRECTV’s predecessor, The DirecTV Group, Inc., from February 2008 to November 2009. Dr. Malone also served as a director of IAC/InterActiveCorp from May 2006 until June 2010, and of Live Nation Entertainment, Inc. from January 2010 until February 2011.

Board Membership Qualifications: Dr. Malone was nominated as a director by Liberty Interactive, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Dr. Malone is a leader in the media and telecommunications industry and has extensive senior executive experience as well as experience as a director serving on other public company boards.

José A. Tazón has been a director of Expedia since March 2009. Since January 1, 2009, Mr. Tazón has served as the non-executive Chairman of the Board of Directors of Amadeus IT Group S.A., a leading provider of IT solutions to the travel and tourism industry. Mr. Tazón served as Amadeus’ President and Chief Executive Officer from October 1990 until December 2008. Prior to joining Amadeus, Mr. Tazón worked at Iberian Airlines from 1975 until 1987, where he served as Head of Systems Planning from 1983 until 1987. Mr. Tazón received advanced degrees in Telecommunications Engineering and Data Processing from the Universidad Politécnica, Madrid, Spain.

Board Membership Qualifications: Mr. Tazón has extensive senior-level management experience, including eighteen years as a chief executive officer. He also has a wealth of knowledge of the travel and tourism industry, including insight and understanding of technology solutions related to the industry, and a strong background in the global travel marketplace.

Board Meetings and Committees

Controlled Company Status. Expedia is subject to the NASDAQ Stock Market Listing Rules. These rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as Expedia, from certain requirements.

Pursuant to an amended and restated stockholders agreement dated December 20, 2011, by and between Liberty Interactive and Mr. Diller, Mr. Diller generally controls the vote of shares that he owns as well as those shares beneficially owned by Liberty Interactive. Based on information filed by Mr. Diller and Liberty Interactive and certain of their affiliates on a Statement of Beneficial Ownership on Schedule 13D, most recently amended on April 2, 2012, Mr. Diller and Liberty Interactive together beneficially own, as of the record date, approximately 23% of the outstanding common stock (or 32% assuming exercise of Mr. Diller’s vested stock options and conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding Class B common stock and, consequently, approximately 64% of the combined voting power of the outstanding Expedia capital stock. On this basis, Expedia is relying on the exemption for controlled companies from certain NASDAQ requirements, including, among others, the requirement that a majority of the Board of Directors be composed of independent directors, the requirement that the Compensation Committee be composed solely of independent directors and certain requirements relating to the nomination of directors.

Director Independence. The Board of Directors has determined that each of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón is an “independent director” as defined by the NASDAQ listing rules. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements, including legal services provided to a subsidiary of IAC by the law firm in which Mr. Jacobson is a partner and Mr. Tazón’s service as non-executive chairman of Amadeus, a company with which Expedia has a contractual relationship.

The Board. The Board of Directors met six times in 2011. During such period, all of the incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. Directors are encouraged, but not required to attend annual meetings of Expedia stockholders. Nine of the ten members of the Board attended the 2011 Annual Meeting of Stockholders.

The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee and the Executive Committee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediainc.com.

Board Leadership Structure. Mr. Diller serves as the Chairman and also serves as Senior Executive of the Company, and Mr. Khosrowshahi serves as Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time. Independent members of the Board chair our Audit, Compensation and Section 16 Committees. Expedia has had the current leadership structure since the completion of its spin-off from IAC.

Board’s Role in Risk Oversight. As part of its general oversight duties, the Board of Directors oversees the Company’s risk management. The Chief Executive Officer, Chief Financial Officer and General Counsel attend quarterly Board meetings and discuss operational risks with the Board. Management also provides quarterly reports and presentations on strategic risks to the Board. Between quarterly meetings, the Chief Executive Officer, Chief Financial Officer and General Counsel meet regularly with the Executive Committee, and the members are informed of any immediate risks at such meetings.

In addition, the Audit Committee is responsible for discussing with management the Company’s major financial risks and the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Audit Committee also has oversight responsibility for the Company’s foreign exchange risk management policy and investment management policy. In fulfilling its responsibilities, the Audit Committee receives regular reports from the Chief Financial Officer, General Counsel, Vice President of Internal Audit, Treasurer, Chief Technology Officer and Chief Accounting Officer. In addition, the Committee reviews the results of the annual risk assessment survey of key company leaders. The Vice President of Internal Audit reports directly to the Audit Committee and provides quarterly (or more frequent) reports on the results of internal audits and investigations. The Chairman of the Audit Committee makes regular reports to the Board.

Audit Committee. The Audit Committee of the Board of Directors currently consists of three directors: Messrs. Battle, Jacobson and Kern. Each current Audit Committee member satisfies the independence requirements under the current standards imposed by the rules of the SEC and NASDAQ. The Board has determined that each of Messrs. Battle and Kern is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The full text of the Audit Committee charter is available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediainc.com. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the charter, including monitoring: (i) the integrity of the Company’s financial reporting process, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of Company’s internal audit function and the independent registered public accounting firm and (iv) the Company’s compliance with legal and regulatory requirements.

Mr. Battle is the Chairman of the Audit Committee. The Audit Committee met eleven times in 2011. The formal report of the Audit Committee with respect to the year ended December 31, 2011, is set forth under the heading “Audit Committee Report” below.

Compensation Committee. The Compensation Committee consists of Messrs. Dolgen, Fitzgerald and Kern. With the exception of Mr. Fitzgerald, each member is an “independent director” as defined by the NASDAQ listing rules. No member of the Compensation Committee is an employee of Expedia. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see section below titled “Section 16 Committee”). Mr. Dolgen is the Chairman of the Compensation Committee. In 2011, the Compensation Committee met ten times. A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.”

Section 16 Committee. The Section 16 Committee consists of Messrs. Dolgen and Kern. Each member is an “independent director” as defined by the NASDAQ listing rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia’s executive officers. Mr. Dolgen is the Chairman of the Section 16 Committee. The Section 16 Committee met ten times in 2011.

Executive Committee. The Executive Committee consists of Messrs. Diller, Kaufman and Khosrowshahi. The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law. Mr. Diller is the Chairman of the Executive Committee. In 2011, the Executive Committee held three meetings and acted by written consent three times.

Other Committees. In addition to the foregoing committees, the Board of Directors established a Preferred Stock Subcommittee, of which Mr. Khosrowshahi is the sole member. The Preferred Stock Subcommittee was authorized solely to declare dividends on the Company’s Series A preferred stock and acted by written consent three times in 2011. The Preferred Stock Subcommittee was disbanded on December 20, 2011 upon completion of a preferred stock merger that resulted in the conversion of all outstanding shares of the Company’s Series A preferred stock into the right to receive an amount of cash.

On April 7, 2011, in connection with the spin-off of the domestic and international operations associated with Expedia’s TripAdvisor Media Group, the Expedia Board of Directors established a Special Committee of independent and disinterested directors to review any governance arrangements proposed to be entered into among the Company or TripAdvisor (and their subsidiaries), as applicable, on the one hand, and Mr. Diller and/or Liberty Interactive Corporation, on the other hand, (taking into account that certain arrangements which relate to the applicable company are as between Mr. Diller and Liberty solely) in connection with the TripAdvisor spin-off and any other terms of the spin-off that could involve potential conflicts of interest but not including the financial and any other terms of the spin-off which were to be decided by the full Expedia Board of Directors, and to make a recommendation to the Expedia Board of Directors with respect to these matters. The Special Committee consisted of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón. Mr. Dolgen acted as Chairman of the Special Committee, which met on numerous occasions to discuss the governance arrangements proposed to be entered into in connection with the TripAdvisor spin-off. In addition, the Special Committee and its counsel had regular discussions with Expedia’s special counsel and Liberty Interactive’s counsel. The TripAdvisor spin-off was completed on December 20, 2011.

The Board of Directors may also from time to time establish other committees of the Board consisting of one or more of its directors.

Compensation Policies and Practices Risk Assessment. Consistent with SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nominations

Given the ownership structure of the Company and its status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. Pursuant to the Governance Agreement, Liberty Interactive has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board so long as certain stock ownership requirements are satisfied. The Board does not have specific requirements for eligibility to serve as a director of Expedia, nor does it have a specific policy on diversity. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia, including in providing a mix of Board members that represent a diversity of backgrounds, perspectives and opinions, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board, and whether the candidate is prepared and qualified to represent the best interests of Expedia’s stockholders. Given the controlled status of Expedia, the Board believes the process described above is appropriate. Liberty Interactive has nominated Dr. Malone and Mr. Fitzgerald as nominees for 2012. The other nominees to the Board were recommended by the Chairman and then were considered and recommended by the entire Board.

The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Communications With the Board

Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).

Compensation of Non-Employee Directors

The Board of Directors sets non-employee director compensation, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors’ interests with those of our stockholders.

Expedia employees do not receive compensation for services as directors, and Liberty Interactive nominees have historically agreed that they would not receive compensation for their Expedia Board service, including for 2012. During 2011, each non-employee director of Expedia was entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•

a grant of restricted stock units (“RSUs”) with a value of $250,000 (based on the closing price of Expedia’s common stock on the NASDAQ Stock Market on the day prior to the grant), upon such director’s initial election to office and annually thereafter on June 1, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and, in the event of a change in control (as defined in the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”) and described in the section below titled “Executive Compensation—Potential Payments Upon Termination or Change in Control”), to vest automatically in full, and such RSUs to be entitled to dividends declared and paid on the underlying shares of common stock during the vesting period;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committee (including the Chairman); and

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee and $10,000 for the Chairman of the Compensation Committee.

In 2011, in connection with service on the Special Committee, the Chairman of the Special Committee also received a payment of $65,000 and each other member of such committee received a payment of $50,000. Members of the Section 16 Committee do not receive additional compensation for service on that committee. Expedia reimburses directors for all reasonable expenses incurred to attend Board and committee meetings.

Director Stock Ownership Guidelines

In March 2010, the Board of Directors adopted stock ownership guidelines for directors to further align the interests of the directors with the interests of the stockholders of the Company. The director stock ownership guidelines apply to all directors except (i) directors who are also subject to the Company’s Executive Stock Ownership Guidelines and (ii) directors nominated by Liberty Interactive, who do not receive compensation from the Company for service on the Board of Directors (“Covered Directors”).

Covered Directors are encouraged to hold a number of shares of Expedia common stock during their tenure equal to three times the annual cash retainer (currently $45,000, with the current holding requirement thereby equal to $135,000). Each Covered Director will have three years from the later of (i) the adoption of the policy and (ii) election to the Board of Directors to acquire such shares. If the annual cash retainer is increased during a Covered Director’s service, he shall have three years from the date of the increase in the annual cash retainer to acquire the additional stock. Based on the closing price of the Company’s common stock on March 15, 2012, each Covered Director held shares of Expedia common stock with a value significantly greater than $135,000.

Non-Employee Director Deferred Compensation Plan

Under Expedia’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2011 Non-Employee Director Compensation

As employees of the Company, Messrs. Diller, Kaufman and Khosrowshahi did not receive compensation for service as directors. Dr. Malone and Mr. Fitzgerald, who were each nominated by Liberty Interactive, also did not receive compensation for their Expedia Board service. The following table shows the 2011 compensation information for the remaining directors of the Company.

Reflected in the Non-Employee Director Compensation Table is the impact of a modification relating to the TripAdvisor spin-off on the outstanding employee equity awards held by our directors. The modification was designed to maintain the same intrinsic value of the awards before and after the spin-off. Without this modification, the spin-off would have resulted in a decrease to the intrinsic value of the outstanding employee equity awards. Pursuant to accounting guidance prescribed under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, the modification resulted in additional non-cash stock-based compensation, which is reflected in the “Stock Awards” and “Option Awards” columns for 2011 below. For a reconciliation and the spin-off impact on 2011 compensation of our directors, see the discussion and table below in the section entitled, “Impact of Spin-Off Adjustment on Director Compensation.”

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
A. George “Skip” Battle(6)	$125,000	$283,600	$182,602	$9,773	$600,975
Jonathan L. Dolgen(7)	135,000	283,600	0	4,773	423,373
Craig A. Jacobson(8)	115,000	283,600	0	4,773	403,373
Peter M. Kern(9)	130,000	283,600	0	4,773	418,373
José A. Tazón(10)	95,000	283,600	0	2,996	381,596

(1)	This column reports the amount of cash compensation earned in 2011 for Board and committee service, including amounts deferred at the director’s election.
(2)	Amounts shown reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect an estimate of the grant date fair value and the incremental fair value, and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of RSUs valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the day immediately preceding the grant date. Amounts include the aggregate incremental fair value resulting from the impact of Expedia’s spin-off of TripAdvisor in December 2011 computed by Expedia for financial reporting purposes under FASB ASC Topic 718. See “Impact of Spin-Off Adjustment on Director Compensation” below.
(3)	Each of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón had 23,075 RSUs outstanding at December 31, 2011. On December 6, 2011, the date of the Company’s Annual Meeting of Stockholders, each of the directors listed in the table above received an award of 9,140 RSUs with a grant date fair value of $249,984.
(4)	Expedia has not granted any options for service as a director. At December 31, 2011, Mr. Battle held options to purchase 56,274 shares of Expedia common stock that were issued in connection with IAC’s acquisition of Ask Jeeves, Inc. in July 2005. Amount includes the incremental fair value resulting from the impact of Expedia’s spin-off of TripAdvisor in December 2011 computed by Expedia for financial reporting purposes under FASB ASC Topic 718. See “Impact of Spin-Off Adjustment on Director Compensation” below.

(5)	Unvested RSUs held by directors are credited with dividend equivalents at the same rate and at the same time as regular cash dividends paid to the Company’s common stockholders. Such dividend equivalents vest and are paid upon vesting of the underlying RSUs. The amounts of such dividend equivalents were factored into the grant date fair values of 2011 RSU grants shown in the above table; however, dividend equivalents were not factored into the grant date fair values of RSUs awarded to directors prior to 2010. Accordingly, dividend equivalents paid to directors in 2011 on unvested RSUs awarded prior to 2010 are included in “all other compensation.” For Mr. Battle, please see footnote 6 below.
(6)	Mr. Battle is the Chairman of the Audit Committee and served as a member of the Special Committee during 2011. Non-employee directors are eligible to participate in the Company’s matching gifts program, which is the same program available to all U.S.- and Canada-based employees. In 2011, Mr. Battle submitted a request to match up to $5,000 of a contribution he made to a charity, which request was approved during 2011. Payment is expected to be made by the Company to the charitable organization during the second quarter of 2012.
(7)	Mr. Dolgen is the Chairman of each of the Compensation and Section 16 Committees, and served as Chairman of the Special Committee during 2011.
(8)	Mr. Jacobson is a member of the Audit Committee, and served as a member of the Special Committee during 2011.
(9)	Mr. Kern is a member of each of the Audit, Compensation and Section 16 Committees, and served as a member of the Special Committee during 2011.
(10)	Mr. Tazón served as a member of the Special Committee during 2011. With the exception of fees earned in connection with his service on the Special Committee, Mr. Tazón elected to defer his director fees, net of applicable taxes, in 2010 and 2011 pursuant to Expedia’s Non-Employee Director Deferred Compensation Plan, which is described above. As adjusted to reflect the Company’s December 20, 2011 reverse stock split and the impact of the spin-off of TripAdvisor, Mr. Tazón was credited with 1,786.985 share units relating to 2011 director fees, which includes 28.636 share units credited to Mr. Tazón in connection with cash dividends paid in 2011. At December 31, 2011, Mr. Tazón held a total of 3,841.175 share units.

Impact of Spin-Off Adjustment on Director Compensation

The modification of the outstanding employee equity awards in connection with the TripAdvisor spin-off was designed to maintain the same intrinsic value of the awards before and after the spin-off. Without this modification, the spin-off would have resulted in a decrease to the intrinsic value of the outstanding employee equity awards. Pursuant to accounting guidance prescribed under FASB ASC Topic 718, the modification resulted in additional non-cash stock-based compensation. The additional non-cash stock compensation calculated under FASB ASC Topic 718 reflects the incremental fair value determined by comparing the aggregate fair value of the outstanding award immediately before and after the modification.

The table below shows the incremental fair value determined under FASB ASC Topic 718 resulting from the modification made in connection with the TripAdvisor spin-off.

Name	Total Compensation Reported	Effect of Spin-Off Adjustments on Outstanding Awards		Total Compensation Excluding Impact of Spin-Off
		Stock Awards	Option Awards
A. George “Skip” Battle	$600,975	$(33,616)	$(182,602)	$384,757
Jonathan L. Dolgen	423,373	(33,616)	—	389,757
Craig A. Jacobson	403,373	(33,616)	—	369,757
Peter M. Kern	418,373	(33,616)	—	384,757
José A. Tazón	381,596	(33,616)	—	347,980

Compensation Committee Interlocks and Insider Participation

The Board of Directors currently has a Compensation Committee consisting of Messrs. Dolgen, Fitzgerald and Kern and a Section 16 Committee consisting of Messrs. Dolgen and Kern. None of Messrs. Dolgen, Fitzgerald or Kern was an officer or employee of Expedia, formerly an officer of Expedia, or an executive officer of an entity for which an executive officer of Expedia served as a member of the compensation committee or as a director during the one-year period ended December 31, 2011.

Required Vote

At the Annual Meeting, stockholders will be asked to elect ten members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation).

Election of Messrs. Diller, Khosrowshahi, Kaufman, Dolgen, Fitzgerald, Malone and Tazón as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock and Class B common stock, present in person or represented by proxy, voting together as a single class.

Election of Messrs. Battle, Jacobson and Kern as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock, present in person or represented by proxy, voting together as a separate class.

For the election of the directors, abstentions and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia’s independent registered public accounting firm for the year ended December 31, 2011. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia’s independent registered public accounting firm for the year ending December 31, 2012.

Selection of Expedia’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Required Vote

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2012. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia common stock and Class B common stock, present in person or represented by proxy, voting together as a single class.

Abstentions will be counted toward the tabulations of votes cast on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements, together with the results of the assessment of the internal control over financial reporting, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm as required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with the independent registered public accounting firm their independence from the Company and its management. Finally, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with their independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Members of the Audit Committee:

A. George “Skip” Battle (Chairman)

Craig A. Jacobson

Peter M. Kern

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2011 and 2010.

	2011	2010
Audit Fees(1)	$5,673,000	$5,951,000
Audit-Related Fees(2)	247,000	285,000

Total Audit and Audit-Related Fees	5,920,000	6,236,000
Tax Fees	2,000	2,000
Other Fees(3)	44,000	42,000

Total Fees	$5,966,000	$6,280,000

(1)	Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements, statutory audits, reviews of Expedia’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters.
(2)	Audit-Related Fees include fees for due diligence in connection with acquisitions, and accounting consultations.
(3)	Other Fees include professional education offerings to the Company’s employees, as well as access fees for Ernst & Young LLP’s online research tools.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP as described above and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.

The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and it has currently delegated this authority to its Chairman, subject to a limit of $500,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to Company management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as of March 15, 2012 relating to the beneficial ownership of Expedia’s capital stock by (i) each person or entity known to Expedia to own beneficially more than 5% of the outstanding shares of Expedia’s common stock and Class B common stock, (ii) each director of Expedia, (iii) the named executive officers, and (iv) the executive officers and directors of Expedia, as a group. Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia’s corporate headquarters at 333 108th Avenue N.E., Bellevue, Washington 98004.

Shares of Expedia Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia common stock; therefore, the common stock column below includes shares of Class B common stock held by each listed person, entity or group. For each listed person, entity or group, the number of shares of Expedia common stock and Class B common stock and the percentage of each such class listed include shares of Expedia common stock and Class B common stock that may be acquired by such person, entity or group on the conversion or exercise of equity securities, such as stock options and warrants, which can be converted or exercised, and RSUs that will have vested within 60 days of March 15, 2012. Pursuant to SEC rules, for each listed person, entity or group, the number of shares of Expedia common stock and Class B common stock and the percentage of each such class listed assume the conversion or exercise of certain Expedia equity securities, as described below, owned by such person, entity or group, but do not assume the conversion or exercise of any equity securities owned by any other person, entity or group.

The percentage of votes for all classes of Expedia’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock.

	Common Stock			Class B Common Stock			Percent (%) of Votes (All Classes)
Beneficial Owner	Shares		%	Shares		%
Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, CO 80112	34,609,903	(1)	25.99	12,799,999	(2)	100	60.32
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,624,712	(3)	6.48	—		—	3.47
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	8,402,500	(4)	6.31	—		—	3.38
Barry Diller	41,409,137	(5)	30.61	12,799,999	(2)	100	62.53
Victor A. Kaufman	257,383	(6)	*	—		—	*
Dara Khosrowshahi	665,684	(7)	*	—		—	*
A. George “Skip” Battle	88,986	(8)	*	—		—	*
Jonathan L. Dolgen	28,228	(9)	*	—		—	*
William R. Fitzgerald	—	(10)	—	—		—	—
Craig A. Jacobson	16,358		*	—		—	*
Peter M. Kern	25,180		*	—		—	*
John C. Malone	—	(10)	—	—		—	—
José A. Tazón	6,476		*	—		—	*
Mark D. Okerstrom	133,045	(11)	*	—		—	*
Michael B. Adler	5,738	(12)	*	—		—	*
Dhiren Fonseca	272,470	(13)	*	—		—	*
Gary M. Fritz	377,937	(14)	*	—		—	*
All executive officers, directors and director nominees as a group (12 persons)	42,641,106	(15)	31.32	12,799,999		100	62.79

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Based on information filed on a Schedule 13D, as amended, with the SEC on November 1, 2007 by Liberty Interactive and Mr. Diller (the “Liberty/Diller Schedule 13D”) and the Company’s records. Consists of 21,809,904 shares of common stock and 12,799,999 shares of Class B common stock held by Liberty USA Holdings, LLC, a wholly owned subsidiary of Liberty Interactive (“Liberty USA”). Pursuant to the Stockholders Agreement described in the section above titled “Board Meetings and Committees,” Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Interactive and Liberty USA. Based on information contained in an amendment to the Liberty/Diller Schedule 13D filed with the SEC on April 2, 2012 by Liberty Interactive and Mr. Diller, Liberty has entered into an indicative term sheet for a post-paid forward contract with respect to 12,000,000 shares of common stock. As disclosed in the Schedule 13D/A, in certain circumstances Liberty will be required to deliver 12,000,000 shares of common stock to the counterparty in the forward transaction on or about October 8, 2012, and Liberty has pledged 12,000,000 shares of common stock to the counterparty as collateral to secure Liberty’s obligations (which the counterparty has the right to rehypothecate).
(2)	Consists of shares of Class B common stock held by Liberty USA. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of Class B common stock held by Liberty Interactive and Liberty USA.
(3)	Based on information filed on a Schedule 13G with the SEC on February 9, 2012 by BlackRock, Inc. reporting sole voting power over and sole dispositive power over 8,624,712 shares of common stock.
(4)	Based on information filed on a Schedule 13G with the SEC on February 10, 2012 by Capital World Investors, LLC reporting sole voting power over and sole dispositive power over 8,402,500 shares of common stock.
(5)	Based on information filed on the Liberty/Diller Schedule 13D and the Company’s records. Consists of (i) 4,627,589 shares of common stock owned by Mr. Diller, (ii) options to purchase 2,106,960 shares of common stock held by Mr. Diller that are exercisable within 60 days of March 15, 2012, (iii) 64,685 shares of common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, (iv) 21,809,904 shares of common stock held by Liberty USA (see footnote 1 above), and (v) 12,799,999 shares of Class B common stock held by Liberty USA (see footnote 1 above). Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Interactive and Liberty USA. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.
(6)	Consists of 49,282 shares of common stock and options to purchase 208,101 shares of common stock that are exercisable within 60 days of March 15, 2012.
(7)	Consists of 169,062 shares of common stock and options to purchase 496,622 shares of common stock that are exercisable within 60 days of March 15, 2012.
(8)	Consists of (i) 25,180 shares of common stock held by Mr. Battle, (ii) options to purchase 56,274 shares of common stock that are exercisable within 60 days of March 15, 2012, (iii) 4,999 shares of common stock held by the Battle Family Foundation, as to which Mr. Battle disclaims beneficial ownership, and (iv) 2,533 shares of common stock held by Mr. Battle’s wife as custodian under CAUTMA for Catherine McNelley, as to which Mr. Battle disclaims beneficial ownership.
(9)	Consists of 27,995 shares of common stock held by Mr. Dolgen and 233 shares of common stock held indirectly by a charitable trust, of which Mr. Dolgen is a trustee and as to which Mr. Dolgen disclaims beneficial ownership.
(10)	Excludes shares of common stock and Class B common stock held by Liberty USA, as to which Dr. Malone and Mr. Fitzgerald disclaim beneficial ownership.
(11)	Consists of 7,015 shares of common stock and options to purchase 126,030 shares of common stock that are exercisable within 60 days of March 15, 2012.
(12)	Mr. Adler resigned from his position as Executive Vice President and Chief Financial Officer, effective September 26, 2011.
(13)	Consists of 22,672 shares of common stock and options to purchase 249,798 shares of common stock that are exercisable within 60 days of March 15, 2012. During the first quarter of 2012, Mr. Fonseca transitioned out of the role of Co-President, Partner Services Group and into the non-executive role of Chief Commercial Officer.

(14)	Consists of (i) 23,720 shares of common stock and options to purchase 354,217 shares of common stock that are exercisable within 60 days of March 15, 2012. Mr. Fritz left Expedia effective March 13, 2012.
(15)	Consists of (i) 26,838,993 shares of common stock, (ii) 12,799,999 shares of Class B common stock and (iii) options to purchase 3,002,114 shares of common stock that are exercisable within 60 days of March 15, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Expedia officers and directors and persons who beneficially own more than 10% of a registered class of Expedia’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Expedia and/or written representations that no additional forms were required, Expedia believes that all of its directors and officers complied with all of the reporting requirements applicable to them with respect to transactions during 2011.

Information Concerning Executive Officers

Background information about each of Expedia’s current executive officers, who does not also serve as a director of Expedia, is provided below.

Name	Age	Position With Expedia, Inc.
Robert J. Dzielak	41	Executive Vice President, General Counsel and Secretary
Mark D. Okerstrom	39	Executive Vice President and Chief Financial Officer
Lance A. Soliday	39	Vice President, Chief Accounting Officer and Controller

Robert J. Dzielak has served as Expedia’s Executive Vice President, General Counsel and Secretary since April 2012. Mr. Dzielak had previously served as Expedia’s Senior Vice President and acting General Counsel since October 2011. Since joining Expedia as Assistant General Counsel in April 2006 and through his service as Vice President and Associate General Counsel between February 2007 and October 2011, Mr. Dzielak held primary responsibility for the worldwide litigation portfolio of Expedia and its brands. Prior to joining Expedia, Mr. Dzielak was a partner at the law firm of Preston, Gates and Ellis, LLP (now K&L Gates LLP), where his practice focused on commercial and intellectual property litigation. Mr. Dzielak received his J.D. from The John Marshall Law school.

Mark D. Okerstrom has served as Expedia’s Executive Vice President and Chief Financial Officer since September 2011 and as Secretary since October 2011. He previously served as Senior Vice President of Corporate Development of Expedia since February 2009. Having joined Expedia in October 2006, Mr. Okerstrom had also previously served as Vice President, Corporate Development until February 2009 and as Senior Director, Corporate Development until February 2008. Prior to joining Expedia, Mr. Okerstrom was a consultant with Bain & Company in Boston and San Francisco, and worked with UBS Investment Bank in London. Prior to that, Mr. Okerstrom practiced as an attorney with the global law firm of Freshfields Bruckhaus Deringer in London. Mr. Okerstrom holds an M.B.A. from Harvard Business School and a law degree from the University of British Columbia.

Lance A. Soliday has served as Expedia’s Vice President, Chief Accounting Officer and Controller since September 2011 and, prior to that, as Senior Director, Financial Reporting since February 2009. Mr. Soliday has previously served as Expedia’s Director, Financial Reporting since December 2006 and Director, Accounting Research since joining Expedia in May 2006. Prior to Expedia, Mr. Soliday held various roles in the finance departments of Amazon.com and Microsoft Corporation. Previously, Mr. Soliday was an accountant with Deloitte & Touche LLP. Mr. Soliday received his bachelor’s degree from Central Washington University and is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes Expedia’s executive compensation program as it relates to the following individuals who were “named executive officers” of Expedia during the fiscal year ended December 31, 2011:

Barry Diller	Chairman/Senior Executive
Dara Khosrowshahi	Chief Executive Officer
Mark D. Okerstrom	Executive Vice President and Chief Financial Officer
Michael B. Adler	Former Executive Vice President and Chief Financial Officer
Dhiren Fonseca	Former Co-President, Partner Services Group
Gary M. Fritz	Former Co-President, Partner Services Group

In September 2011, Expedia announced that Mr. Adler intended to leave Expedia following an appropriate transition period. Later the same month, Mr. Okerstrom was appointed by Expedia’s Board of Directors to succeed Mr. Adler as Executive Vice President and Chief Financial Officer, effective as of September 26, 2011. Mr. Adler remained as an employee of Expedia through January 31, 2012, during which time he assisted with the transition in leadership of Expedia’s finance department and the spin-off of Expedia’s TripAdvisor Media Group, which is described below.

During the first quarter of 2012, Expedia reorganized its Partner Services Group, the Company’s supply function formerly led by Messrs. Fonseca and Fritz, in order to integrate specific product supply functions more closely with complementary brands within the Company. In connection with this internal reorganization, Mr. Fritz left Expedia and Mr. Fonseca transitioned to the role of Chief Commercial Officer, in which he continues to assist with the transition to the new supply function organizational structure and advise on supply matters and strategic commercial initiatives.

On December 20, 2011, Expedia completed the spin-of the domestic and international operations associated with Expedia’s TripAdvisor Media Group, following which TripAdvisor became an independent, separately-traded public company. In connection with the TripAdvisor spin-off, Expedia and TripAdvisor entered into an employee matters agreement that, among other matters, governs the treatment of equity awards held by Expedia employees, including the named executive officers, at the time of the spin-off. The section below titled, “Compensation Program Elements—Equity Compensation,” includes a detailed description of such treatment.

Roles of the Compensation Committee and Section 16 Committee

Expedia has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of Expedia’s named executive officers. The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee currently consists of Messrs. Dolgen, Fitzgerald and Kern. The Compensation Committee is responsible for (i) administering and overseeing Expedia’s executive compensation program, including salary matters, bonus plans and equity compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see below). Mr. Dolgen is the chairman of the Compensation Committee.

The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Section 16 Committee currently consists of Messrs. Dolgen and Kern. The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to named executive officers. Mr. Dolgen is also the chairman of the Section 16 Committee.

For the purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

Role of Executive Officers

Expedia management participates in reviewing and refining Expedia’s executive compensation program. Mr. Khosrowshahi, Expedia’s Chief Executive Officer, annually reviews the performance of Expedia and each executive officer with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards for each executive officer, other than in connection with compensation for himself, Mr. Diller, Expedia’s Chairman/Senior Executive, and Victor A. Kaufman, Expedia’s Vice Chairman. The Chief Executive Officer and the Compensation Committees discuss each recommendation. Based in part on these recommendations and other considerations discussed below, the Compensation Committees review and approve the annual compensation package of each executive officer.

Role of Compensation Consultants

In connection with the Company’s March 2011 annual compensation review meeting, management retained Compensia, Inc. to conduct an independent review of the 2010 compensation peer group and the 2010 compensation peer group for the Chairman/Senior Executive position, and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for certain executive officer positions, including the positions held by each of the named executive officers.

In connection with the Company’s February 2012 annual compensation review meeting, management again retained Compensia to conduct an independent review of compensation peer groups used for the prior year and to compile compensation data for certain executive officer positions, including the positions held by each named executive officer who continued to serve as executive officers at the time of the February 2012 meeting.

Expedia also regularly uses survey or other data from a number of compensation consulting firms. A more detailed description of the compensation peer group review and use of survey and other data provided by compensation consultants is included below in the section titled “—The Role of Peer Groups, Surveys and Benchmarking.”

Compensation Program Objectives

Expedia’s executive compensation program is designed to attract, motivate and retain highly skilled executives with the business experience and acumen that management and the Compensation Committees believe are necessary for achievement of Expedia’s long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of Expedia’s stockholders. Management and the Compensation Committees evaluate both performance and compensation levels to ensure that Expedia maintains its ability to attract and retain outstanding employees in executive positions and that the compensation provided to these executives remains competitive with the compensation paid to similarly situated executives at comparable companies. To that end, management and the Compensation Committees believe executive compensation packages provided by Expedia to the named executive officers should include both cash and equity-based compensation.

The Role of Shareholder Say-on-Pay Votes

Expedia provides its shareholders with the opportunity to cast a triennial advisory vote on executive compensation (a “Say-on-Pay Proposal”), which reflects the preference expressed by shareholders in 2011 with respect to the frequency of the Say-on-Pay vote. At Expedia’s annual meeting of shareholders held in December 2011, a substantial majority of the votes cast on the Say-on-Pay Proposal at that meeting was voted in favor of the proposal. The Compensation Committees believe this affirms shareholders’ support of Expedia’s approach to executive compensation, and did not change their approach for fiscal year 2012. The Compensation Committees will continue to consider the outcome of the say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Program Elements

General

The primary elements of the executive compensation program are base salary, cash bonus and equity compensation. The Compensation Committees review these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level. Management and the Compensation Committees have therefore avoided adopting strict formulas and have relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case-by-case basis, taking into account all relevant factors.

Following recommendations from management, the Compensation Committees may adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of a named executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within Expedia and similarly situated executives at comparable companies.

Base salary is typically reviewed annually or prior to entering into an employment agreement, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions;

•	individual performance of the executive;

•	the executive’s responsibilities, prior experience, and individual compensation history, including any additional compensation such as signing bonuses or relocation benefits;

•	the terms of the executive’s employment agreement, if any;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself, the Chairman/Senior Executive and the Vice Chairman.

In March 2011, based on management’s recommendations, the Compensation Committee increased the base salaries of Messrs. Fonseca and Fritz from $400,000 to $425,000 and did not change the base salaries of Messrs. Diller, Khosrowshahi and Mr. Adler. In September 2011, the Compensation Committee approved an increase in Mr. Okerstrom’s base salary from $350,000 to $425,000 in order to reflect his increased responsibilities within the Company upon his promotion to Executive Vice President and Chief Financial Officer. No named executive officer received an increase to base salary in connection with the 2012 annual compensation review. In late

March 2012, the Compensation Committee, based on management’s recommendation, approved an additional increase in Mr. Okerstrom’s base salary from $425,000 to $500,000 in order to reflect his performance since promotion to the Chief Financial Officer role and additional expansion in his responsibilities.

Cash Bonuses

Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. Bonus target percentages for executive officers, other than the Chairman/Senior Executive, the Vice Chairman and the Chief Executive Officer, are generally established by the Compensation Committee, based on the recommendation of management, at the time of the executive’s hire, promotion or expansion in responsibilities and are reviewed each year by the Chief Executive Officer with the approval of the Chairman/Senior Executive and the Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executives upon hire. Expedia utilizes new hire bonuses to help attract highly skilled executives to Expedia and to offset an executive’s loss of incentive compensation from a prior employer.

Neither Mr. Diller, as Chairman/Senior Executive, nor Mr. Khosrowshahi, as Chief Executive Officer, has a target cash bonus percentage. For 2011, each of Messrs. Adler, Fonseca and Fritz had a target cash bonus equal to 75% of his base salary for the year. Mr. Okerstrom’s target bonus was increased from 60% to 75% in connection with his promotion to the role of Chief Financial Officer in September 2011 and further increased from 75% to 100% in late March 2012 in order to reflect his performance since promotion to the Chief Financial Officer role and additional expansion in his responsibilities.

At a meeting of the Committees on February 28, 2012, management recommended bonuses with respect to calendar year 2011 for each of the named executive officers after taking into account a variety of factors, including:

•	Expedia’s business and financial performance, including year-over-year performance;

•	the executive’s target cash bonus percentage, if any;

•	the executive’s individual performance;

•	the terms of the executive’s employment agreement or separation arrangements, if applicable;

•	the overall funding of the cash bonus pool;

•	amount of bonus relative to other Company executives;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

Based on the Compensation Committees’ consideration of these factors, the cash bonus awarded to the Chairman/Senior Executive for 2011 was the same as the bonus he received for 2010, the cash bonuses awarded to the Chief Executive Officer and Mr. Adler were less than the cash bonus each received for 2010, and the cash bonuses awarded to Messrs. Fonseca, Fritz and Okerstrom were higher than the cash bonus each received for 2010.

For 2011 cash bonuses awarded to the named executive officers, the Compensation Committees gave particular consideration to:

•	Expedia’s 2011 financial performance compared to Expedia’s financial performance in 2010;

•

the Chief Executive Officer’s recommendations for Messrs. Okerstorm and Fonseca, which reflected their individual performance during 2011 as well as Mr. Okerstrom’s promotion to the Chief Financial Officer position during 2011;

•

for Mr. Adler and Mr. Fritz, the severance arrangements described below in the sections titled “Severance—2011 Severance Arrangements with Mr. Adler” and “Severance—2012 Severance Arrangements with Mr. Fritz”; and

•

for Mr. Khosrowshahi, his role in successfully completing the TripAdvisor spin-off, driving healthy year-on-year growth in key 2011 financial and operating metrics, and directing a substantial expansion of Expedia’s business lines internationally and increasing international revenue.

In addition, in June 2011, the Committees approved a new two-year employment agreement with each of Mr. Fonseca and Mr. Fritz, which, based on the recommendation of management, in each case included an individual performance bonus plan. The new employment agreements replaced Messrs. Fonseca and Fritz’ prior employment agreements, which were both approaching the end of their term and the individual performance bonus plans provided that Messrs. Fonseca and Fritz could earn up to $250,000 upon the execution of definitive agreements with six key Expedia suppliers provided that the terms of such definitive agreements during the term of their employment agreement were satisfactory, favorable to, and in the best interests of Expedia, as determined by the Chief Executive Officer in his sole discretion. Following the reorganization of Expedia’s Partner Supply Group in early 2012, and based on the recommendations of management, the Compensation Committees approved a new one-year employment agreement for Mr. Fonseca to reflect his new role as Chief Commercial Officer and severance arrangements for Mr. Fritz, pursuant to which each received a one-time payment of $125,000 and the individual performance bonus plans were terminated.

With the exception of Mr. Okerstrom, who did not become an executive officer of Expedia until September 2011, the annual cash bonuses awarded to the named executive officers for 2011 were subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which were satisfied. These performance goals were designed to permit Expedia to deduct all named executive officer compensation for 2011 in accordance with Section 162(m) of the Code. Specifically, with the exception of the 2011 cash bonus awarded to Mr. Okerstrom, the cash bonuses awarded to named executive officers in 2011 were subject to the satisfaction of either one of the following performance goals:

•

Worldwide hotel room night bookings (room nights stayed basis) of Expedia on a consolidated basis in any of the three consecutive calendar quarters beginning with the second quarter of 2011 must be at least 5% higher than worldwide hotel bookings in the corresponding calendar quarter twelve months before, excluding the benefit of any acquisitions by the Expedia during such period; or

•

On at least 30 trading days during the period beginning March 2, 2011 through December 31, 2011, the closing price per share of Expedia’s common stock must exceed by at least 5% the closing price of Expedia’s common stock on March 1, 2011, which was $19.69, taking into account any Share Change or Corporate Transaction (each as defined in the Expedia 2005 Plan).

In general, these performance goals reflect the minimally acceptable Company performance that must be achieved in order for any amount of cash bonuses to be awarded to the named executive officers, but with respect to which there is substantial uncertainty when established. Based on data provided by management, the Compensation Committee certified that the Section 162(m) goals for 2011 had been satisfied. The Compensation Committee exercises negative discretion in setting payouts under the annual incentive plan. By setting a high amount that can then be reduced, Expedia is advised by legal counsel that Expedia’s annual incentive plan meets the requirements of Section 162(m). As a result, while performance targets are utilized in setting compensation under this plan, ultimately the level of those targets and the Compensation Committee’s use of negative discretion typically result in the award of compensation as if the annual incentive plan were operating as a discretionary plan.

The cash bonuses described above are reflected in the “Bonus” column of the table below titled “2011 Summary Compensation Table.”

Equity Compensation

Equity compensation is designed to align executive compensation with the interests of stockholders and the long-term performance of Expedia. Equity compensation awards link compensation to financial performance because the value of equity awards depends on Expedia’s stock price. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.

Prior to March 2009, Expedia had utilized restricted stock units as its principal form of equity compensation. In March 2009, following a review of Expedia’s equity compensation program and practices in light of Expedia’s overall compensation program objectives, management recommended, and the Compensation Committees approved, awards of stock options as Expedia’s primary equity vehicle. In each year since 2009, the Compensation Committees, based on management’s recommendation, have approved awards of stock options as Expedia’s primary equity compensation vehicle.

Equity awards are typically granted to executive officers upon hire or promotion and annually thereafter. Except where otherwise noted, management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committees make these awards is generally scheduled several months in advance and is generally timed to occur after the public disclosure of Expedia’s prior year financial statements.

The Compensation Committees review various factors considered by management when establishing the Expedia-wide equity grant pool, including:

•	Expedia’s business and financial performance, including year-over-year performance;

•	dilution rates, taking into account projected headcount changes and employee turnover;

•	non-cash compensation as a percentage of adjusted EBITDA;

•	equity compensation utilization by peer companies;

•	general economic conditions; and

•	competitive compensation market data regarding award values.

For specific grants to named executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors, including:

•	individual performance and future potential of the executive;

•	the overall size of the equity grant pool;

•	award value relative to other Company executives;

•	the value of previous grants and amount of outstanding unvested equity awards;

•	competitive compensation market data, to the degree that the available data is comparable; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

After review and consideration of management’s recommendations, the Section 16 Committee decides whether to approve the grants of equity compensation to executive officers.

2011 Equity Compensation Awards

In March 2011, each of the named executive officers was awarded stock options that vest in equal installments on the first four anniversaries of the grant date. The exercise price for each stock option was equal to the closing price of Expedia’s common stock on the date of grant, and each stock option had a seven-year term.

In connection with the annual stock option awards granted to the Chief Executive Officer, the Section 16 Committee reviewed, with input from Mr. Diller, the Chief Executive Officer’s contribution to Expedia’s performance during the prior year, including his contribution to Expedia’s healthy year-over-year growth in key financial and operating metrics and his role in directing the Company’s international expansion, technology initiatives and restructuring efforts.

In connection with the annual option awards granted to Messrs. Adler, Fonseca and Fritz, the Section 16 Committee reviewed, with input from Mr. Khosrowshahi, the individual performance of each executive during 2010. As Mr. Okerstrom was not an executive officer of Expedia in March 2011, his 2011 equity award was approved by the Compensation Committee, rather than the Section 16 Committee, based on his performance in the role of Senior Vice President, Corporate Development during 2010. The 2011 stock option grants to the named executive officers are reflected in the table below titled “2011 Grants of Plan-Based Awards.”

TripAdvisor Spin-Off: Equity Compensation Award Adjustments

In the connection with the TripAdvisor spin-off and a one-for-two reverse stock split that was effective immediately prior to the completion of that spin-off on December 20, 2011, the Committees, based on the recommendations of management, approved the following adjustments to equity compensation awards held by Expedia employees, including the named executive officers:

Vested options: Vested Expedia stock options were converted into options to purchase shares of Expedia common stock and options to purchase shares of TripAdvisor common stock with adjustments to the number of shares subject to such options and the option exercise prices to maintain pre- and post-transaction values. This approach recognized that an option holder had earned the vested options as of the completion of the spin-off and could have exercised the vested options immediately prior to the spin-off and received shares of both companies upon completion of the spin-off.

Unvested options other than unvested options held by Mr. Diller: Unvested options held by employees that continued to work for Expedia following the spin-off (other than those unvested options held by Mr. Diller), remained options to purchase shares of Expedia common stock, with adjustments to the exercise prices and number of options to maintain pre- and post-transaction values. This approach was intended to maintain the alignment of equity compensation held by continuing Expedia employees with long-term Expedia performance.

Restricted stock units: Restricted stock units held by employees that continued to work for Expedia following the spin-off (other than those held by Mr. Diller and 800,000 performance-based restricted stock units held by Mr. Khosrowshahi) remained restricted stock units of Expedia, with adjustments to the number of restricted stock units to maintain pre- and post-transaction values. Similar to the treatment of unvested option awards, this approach was intended to maintain the alignment of equity compensation held by continuing Expedia employees with long-term company performance.

Restricted stock units and unvested options held by Mr. Diller: Since the completion of the spin-off, Mr. Diller has served as Senior Executive and Chairman of the Board of TripAdvisor, as well as retaining those roles at Expedia. As a result of the one-for-two reverse stock split and the spin-off, immediately following the spin-off, Mr. Diller held restricted stock units of Expedia and TripAdvisor, in each case equal to one half the number of Expedia restricted stock units that he held immediately prior to the spin-off. With respect to Mr. Diller’s unvested Expedia stock options, such options were converted into options to purchase shares of Expedia common stock and options to purchase shares of TripAdvisor common stock, with adjustments to the number of shares subject to such options and the option exercise prices to maintain pre- and post-transaction values. In light of Mr. Diller’s continued service to both Expedia and TripAdvisor, the treatment of Mr. Diller’s Expedia restricted stock units and unvested stock options was intended to maintain the alignment of Mr. Diller’s compensation with the long-term performance of both Expedia and TripAdvisor.

Performance-based restricted stock units held by Mr. Khosrowshahi: On March 7, 2006, Expedia and Mr. Khosrowshahi, entered into a restricted stock unit agreement (as amended, the “DK RSU Agreement”) covering 800,000 shares of Expedia common stock, with vesting of such restricted stock units generally subject to the satisfaction of performance goals, including achievement of a specified level of operating income before amortization (“OIBA”) in a given fiscal year. In connection with the TripAdvisor spin-off, Expedia and TripAdvisor agreed to divide the original award between the companies, in accordance with the treatment of shares of Expedia common stock in the spin-off, such that the initial award was converted into (1) restricted stock units covering 400,000 shares of Expedia common stock governed by an amended and restated DK RSU Agreement (the “Amended and Restated DK RSU Agreement”) and (2) restricted stock units covering 400,000 shares of TripAdvisor common stock governed by an agreement between Mr. Khosrowshahi and TripAdvisor. On December 20, 2011, Expedia and Mr. Khosrowshahi entered into the Amended and Restated DK RSU Agreement. The material terms of the Amended and Restated DK RSU Agreement are as follows:

•	Award. The Amended and Restated DK RSU Agreement covers restricted stock units with respect to 400,000 shares of Expedia common stock (the “RSUs”).

•

Vesting (Generally). Subject to Mr. Khosrowshahi’s continued employment through the applicable vesting date, 75% of the RSUs will vest upon Expedia’s achievement of $714.4 million of OIBA in a fiscal year (the “OIBA Target”); provided that at the election of Expedia, such vesting will be conditioned on Mr. Khosrowshahi agreeing to remain employed as the Chief Executive Officer of Expedia for an additional two years following satisfaction of the OIBA Target. 25% of the RSUs will vest on the one-year anniversary of the satisfaction of the OIBA Target, or, if earlier, upon Mr. Khosrowshahi’s termination of employment by Expedia without “Cause” (as defined in the Amended and Restated DK RSU Agreement) following satisfaction of the OIBA Target; provided that this vesting event will not occur and Mr. Khosrowshahi will forfeit all outstanding RSUs in the event that Mr. Khosrowshahi voluntarily terminates his employment with Expedia or Expedia terminates Mr. Khosrowshahi’s employment with Expedia for Cause.

•

Termination without Cause. If Expedia terminates Mr. Khosrowshahi’s employment without Cause in any year in which Expedia achieves $649 million of OIBA (the “Modified OIBA Target”), 75% of the RSUs will vest upon such termination of employment.

•

Change of Control. If there is a change of control of Expedia, 50% of the then-outstanding RSUs immediately will vest without regard to the satisfaction of the OIBA Target or the Modified OIBA Target. If within one year following the change of control, Expedia terminates Mr. Khosrowshahi’s employment without Cause or Mr. Khosrowshahi terminates employment following a material and demonstrable adverse change in the nature and scope of Mr. Khosrowshahi’s duties, the remaining RSUs will vest, without regard to the satisfaction of the OIBA Target or the Modified OIBA Target.

•

Restrictive Covenants. Following Mr. Khosrowshahi ceasing to be employed by Expedia for any reason, Mr. Khosrowshahi will be bound by a non-compete agreement with Expedia to refrain from competing with Expedia for a period of two years from his date of departure.

•	Section 162(m) of the Internal Revenue Code. A performance goal established for purposes of Section 162(m) of the Internal Revenue Code was previously satisfied.

The adjustments to the 2006 RSU award were intended to recognize Mr. Khosrowshahi’s role in growing both Expedia and TripAdvisor during the five years since the 2006 RSU Award grant date and that Expedia, on a combined-company basis prior to the spin-off, had made significant progress towards achieving the original performance goals. Furthermore, Mr. Khosrowshahi’s continued contributions to both Expedia, as Chief Executive Officer, and to TripAdvisor, as a director, would continue to be significant to each company.

Other than the adjustments described above, equity compensation awards held by Expedia employees at the time of the TripAdvisor spin-off continued to be subject to the same terms and conditions, including the same vesting provisions.

Other Compensation

In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•

401(k) Match: Executives who participate in Expedia’s 401(k) Retirement Program are eligible for Company matching contributions (as are all domestic Expedia employees). Expedia matches 50% of each dollar a participant contributes, up to the first 6% of eligible compensation, subject to applicable Internal Revenue Service limits.

•

Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of certain aircraft, including an aircraft jointly owned by Expedia and IAC (or charter aircraft if that aircraft is temporarily unavailable) and aircraft in which Expedia has purchased a fractional ownership interest. Pursuant to Company policy, Mr. Diller and Mr. Khosrowshahi are encouraged to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits them to travel non-stop and without delay, to remain in contact with Expedia while traveling, to change plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller and Mr. Khosrowshahi typically provide services to Expedia while traveling in either case. Nonetheless, the incremental cost to Expedia of travel for personal purposes is reflected as compensation to each of Mr. Diller and Mr. Khosrowshahi from Expedia.

In addition, in connection with the IAC/Expedia spin-off and in light of Mr. Diller’s senior role at both companies, Expedia and IAC agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr. Diller personally. Currently, Expedia and IAC cover 35% and 65% of these costs, respectively.

The Role of Peer Groups, Surveys and Benchmarking

Management considers multiple data sources when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information, when available, in connection with its recommendations to the Compensation Committees regarding compensation for named executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•	Data regarding compensation for comparable executive officer positions from recent proxy statements and other SEC filings of peer companies, which include:

•	direct industry competitors, and

•	non-industry companies with which Expedia commonly competes for talent (including both regional and national competitors).

When available, management considers competitive market compensation paid by other peer group companies but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for the named executive officers. Management and the Compensation Committees strive to incorporate flexibility into the compensation programs and the assessment process to respond to and adjust for the evolving business environment and the value delivered by the named executive officers.

2011 Peer Groups

In late 2010, management engaged Compensia, an independent compensation consulting firm, to conduct a review of Expedia’s compensation peer group. Compensia considered the peer group companies used for the 2010 compensation year, which included public companies in technology, travel and/or e-commerce businesses with which Expedia competes for talent at both the executive and employee levels, as well as other public companies based on their similarities to Expedia with respect to revenue, industry, location and/or size. Based on Compensia’s review and management’s recommendations, the Compensation Committees determined that the companies constituting the 2011 compensation peer group for all named executive officers other than Mr. Diller (the “2011 Peer Group Companies”) were:

Activision Blizzard, Inc.	Orbitz Worldwide, Inc.

Adobe Systems Incorporated	Paychex, Inc.

Alaska Air Group Inc.	priceline.com Incorporated

eBay Inc.	Royal Caribbean Cruises Ltd.

Equifax Inc.	salesforce.com, inc.

HSN, Inc	Starwood Hotels & Resorts Worldwide, Inc.

Intuit Inc.	Total System Services, Inc.

Netflix, Inc.

None of the peer group companies used by Expedia in 2010 had an executive chairman role comparable to the Chairman/Senior Executive role at Expedia. As a result, management recommended to, and reviewed with, the Compensation Committees, a compensation peer group for the Chairman/Senior Executive role composed of public companies with a comparable executive chairman role. In late 2010, management engaged Compensia to perform an independent review of the compensation peer group for the role of Chairman/Senior Executive. Based on Compensia’s recommendations, management proposed that Barnes & Noble, Inc. and Guess Inc. be added to the compensation peer group for the Chairman/Senior Executive role, as each had a comparable executive chairman role. Accordingly, the companies constituting the 2011 compensation peer group for the Chairman/Senior Executive role were:

Barnes & Noble, Inc.	Linear Technology Corporation

Cablevision Systems Corporation	M&T Bank Corporation

CBS Corporation	News Corporation

Fidelity National Information Services, Inc.	Starbucks Corporation

Guess, Inc.	Viacom Inc.

Host Hotels & Resorts, Inc.

2012 Peer Groups

Management again engaged Compensia, in late 2011, to update its review of Expedia’s peer group for executive compensation. Management evaluated the potential changes to the list of 2011 Peer Group Companies identified by Compensia and made recommendations to the Compensation Committees. The Committees agreed with the recommendations of management, which were to remove eBay Inc. due to its increased revenue and market capitalization and to add Electronic Arts, Inc. as a publicly-traded company in the technology industry of similar size with Expedia in terms of revenue and market capitalization. The companies constituting the 2012 compensation peer group for executive compensation other than that of Mr. Diller were:

Activision Blizzard, Inc.	Orbitz Worldwide, Inc.

Adobe Systems Incorporated	Paychex, Inc.

Alaska Air Group Inc.	priceline.com Incorporated

Electronic Arts Inc.	Royal Caribbean Cruises Ltd.

Equifax Inc.	salesforce.com, inc.

HSN, Inc.	Starwood Hotels & Resorts Worldwide, Inc.

Intuit Inc.	Total System Services, Inc.

Netflix, Inc.

Also in late 2011, Compensia updated its review of the compensation peer group for the role of Chairman/Senior Executive. Compensia did not identify, and management did not recommend, any changes to the 2011 peer group. The Committees agreed with management’s recommendation and the peer group for the role of Chairman/Senior Executive remained unchanged from the prior year.

Stock Ownership Policy

To further align the interests of Expedia management and Expedia stockholders, the Executive Committee of the Board of Directors adopted a Stock Ownership Policy, effective October 26, 2009. The Stock Ownership Policy specifies a number of shares that the Chief Executive Officer and all executives reporting directly to the Chief Executive Officer are expected to accumulate and hold by the later of five years from the date of hire or promotion into an eligible position or September 30, 2016 (the “Ownership Target Date”). As a result of the one-for-two reverse stock split effected immediately prior to the TripAdvisor Spin-Off, the number of shares of Expedia common stock held by executives was effectively halved thus making it more difficult for executives to meet the minimum stockholding requirements. To address this unintended effect, the Ownership Target Date was extended by two years from the original date of September 30, 2014 in order to allow executives more time to meet such requirements.

The Stock Ownership Policy minimum stockholding requirement is 200,000 shares for Mr. Khosrowshahi and 60,000 shares for Mr. Okerstrom. The Stock Ownership Policy minimum stockholding requirement was 60,000 shares for Mr. Adler when serving as Chief Financial Officer, and 40,000 shares for each of Messrs. Fonseca and Fritz when serving as Co-Presidents of the Partner Services Group. Unexercised stock options and unvested RSUs are not counted toward compliance with the minimum stockholding requirement. The Stock Ownership Policy also includes stock retention provisions. Prior to the Ownership Target Date, if eligible executives have not met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested RSUs until they have met their stockholding requirement. Net shares are the shares remaining after payment of the exercise price and/or withholding of taxes. If executives subject to the policy have not met their stockholding requirement on the Ownership Target Date, the net-share retention percentage increases to 100% until they have met their stockholding requirement.

Expedia’s Securities Trading Policy prohibits employees, including executive officers, from engaging in short sales with respect to Expedia securities or the purchase, sale or issuance of options or rights relating to Expedia securities.

Tax Matters

Section 162(m) of the Code generally permits a tax deduction to public corporations for compensation over $1 million paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). Expedia endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting Expedia’s compensation objectives. For 2011, the grants of stock options and the payments of annual bonuses were designed to meet the requirements for deductible compensation.

Nonetheless, from time to time certain nondeductible compensation may be paid and the Board of Directors and the Compensation Committees reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances. It is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m). Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction by Expedia for tax purposes of certain airplane-related costs.

For purposes of allowing Expedia to deduct all employee compensation in accordance with Section 162(m), the Compensation Committees made all annual bonuses payable to named executive officers in 2011 subject to the satisfaction of the performance goals described under “—Compensation Program Elements—Cash Bonuses.”

Change in Control

Under the Expedia 2005 Plan, certain executive officers are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia. The Compensation Committees believe that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for these executives to continue to help execute successfully such a transaction from its early stages until closing.

The change in control definition in the Expedia 2005 Plan does not include the acquisition of voting control by Liberty Interactive Corporation (a “Liberty Change in Control”). However, for a limited number of awards, the Section 16 Committee has approved agreements that provide for acceleration of equity upon a Liberty Change in Control. The definition of change in control in Mr. Khosrowshahi’s 2006 performance grant includes a Liberty Change in Control. Given the nature of Mr. Diller’s voting arrangement with Liberty Interactive Corporation, a Liberty Change in Control could occur suddenly and without warning. Since Mr. Khosrowshahi’s employment experience would be likely to change most substantially and immediately in the event of a Liberty Change in Control, providing him with additional protection through acceleration of the 2006 performance grant helps Expedia more fully realize the retentive effect of his equity compensation.

For a description and quantification of these change in control benefits, please see the section below titled “Expedia Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Severance

Employment Agreement Severance Provisions

Expedia had entered into an employment agreement with each of Messrs. Adler, Khosrowshahi, Okerstrom, Fonseca and Fritz, pursuant to which, in the event of a qualifying termination:

•

Expedia will continue to pay base salary through the longer of the end of the term of the employment agreement and 12 months, or 18 months in the case of Messrs. Fonseca and Fritz, (in all cases provided that such payments will be offset by any amount earned from another employer during such time period);

•	Expedia will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which termination of employment occurs;

•

Expedia will pay COBRA health insurance coverage for a period of 18 months in the case of Messrs. Fonseca and Fritz and 12 months in the case of Mr. Okerstrom (provided that in each case such payments will be offset by any amount earned from another employer during such time period);

•

with the exception of Mr. Khosrowshahi’s 2006 RSU Award (as described in the section above titled, “TripAdvisor Spin-Off: Equity Compensation Award Adjustments,”) and contingent upon the satisfaction of any applicable performance conditions, all equity held by Messrs. Adler, Khosrowshahi, Okerstrom and Fonseca that otherwise would have vested during the 12-month period following termination of employment will accelerate (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•

Messrs. Adler, Khosrowshahi, Okerstrom and Fonseca will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

The foregoing arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.

2011 Severance Arrangements with Mr. Adler

Mr. Adler resigned as Expedia’s Chief Financial Officer effective September 26, 2011, however he continued as an employee of Expedia through a transitional period that ended January 31, 2012, during which period he provided services relating to the TripAdvisor spin-off and assisted with the transition of Expedia’s new Chief Financial Officer and Chief Accounting Officer. Pursuant to Mr. Adler’s employment agreement and a separation agreement between Mr. Adler and Expedia, dated as of September 27, 2011, subject to Mr. Adler’s execution of a release of claims against Expedia:

•	through January 31, 2012, Mr. Adler continued to receive his existing base salary of $450,000 per year;

•	Expedia paid Mr. Adler a 2011 bonus in March 2012, prorated for nine months’ service, at the same funding level as other corporate executive bonuses;

•

Expedia will continue to pay Mr. Adler his current base salary during the eleven-month period following January 31, 2012, with respect to which period Expedia has waived its right to offset amounts earned by Mr. Adler from another employer;

•	for the 17 months following January 31, 2012, Expedia will reimburse Mr. Adler for the monthly premiums of group health plan continuation coverage under COBRA for him and his dependents;

•

188,750 options and 15,672 RSUs held by Mr. Adler that otherwise would have vested during the 12-month period following January 31, 2012, vested on October 5, 2011 following his execution and non-revocation of a release agreement;

•

108,750 options and 7,842 RSUs that would have vested during the twelve-month period following January 31, 2013 vested on November 15, 2011, following the Chief Executive Officer’s confirmation that Mr. Adler had provided satisfactory assistance with the transition of Chief Financial Officer responsibilities; and

•	Mr. Adler’s vested stock options will remain exercisable for 18 months following his employment termination date.

The salary and cash bonus payments and the value associated with the acceleration of vesting described above are included in the table below titled “2011 Summary Compensation Table.”

2012 Severance Arrangements with Mr. Fritz

In connection with the reorganization of Expedia’s Partner Services Group in early 2012, Mr. Fritz’ employment terminated effective March 12, 2012. Consistent with the severance provisions of his employment agreement described above, Mr. Fritz will continue to receive his existing base salary during the 18-month period following termination, Expedia will reimburse Mr. Fritz for the monthly premiums of group health plan continuation coverage under COBRA for the 18 months following termination, all equity that would otherwise have vested during the 12-month period following his termination was accelerated as of March 20, 2012, and he will have until the earlier of 18 months following termination or the scheduled expiration date to exercise any vested options. Also, consistent with the severance provisions of his employment agreement and a separation agreement between Mr. Fritz and Expedia, dated as of March 13, 2012, the Compensation Committee approved a 2011 cash bonus for Mr. Fritz at the funding level applicable for the Partner Services Group division. In addition, Mr. Fritz received $125,000 in connection with the termination of the individual performance bonus plan described above in the section titled, “Compensation Program Elements—Cash Bonuses.”

COMPENSATION COMMITTEE REPORT

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2012 proxy statement. This report is provided by the following directors:

Members of the Compensation Committee:

Jonathan L. Dolgen (Chairman)
William R. Fitzgerald
Peter M. Kern

Members of the Section 16 Committee:

Jonathan L. Dolgen (Chairman)
Peter M. Kern

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The table below sets forth certain information regarding the compensation that Expedia’s Chief Executive Officer, persons serving as Chief Financial Officer of Expedia during 2011, and three other most highly compensated executive officers, earned during the fiscal year ended December 31, 2011 for each such executive and during each of the two prior years other than for Mr. Okerstrom. We have also provided supplementary information in footnote 1 below regarding Victor A. Kaufman, Expedia’s Vice Chairman.

Reflected in the Summary Compensation Table is the impact of a modification relating to the TripAdvisor spin-off on the outstanding employee equity awards held by our named executive officers. The modification was designed to maintain the same intrinsic value of the awards before and after the spin-off. Pursuant to accounting guidance prescribed under FASB ASC Topic 718, the modification resulted in additional non-cash stock-based compensation, which is reflected in the “Stock Awards” and “Option Awards” columns for 2011 below. For a reconciliation and the spin-off impact on 2011 compensation of our named executive officers, see the discussion and table below in the section entitled, “Impact of Spin-Off Adjustment on 2011 Executive Compensation.”

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)		Option Awards ($)(4)		All Other Compensation ($)(5)	Total ($)
Barry Diller	2011	$465,000	$1,000,000	$101,540	(6)	$7,154,801	(6)	$428,213	$9,149,554
Chairman and Senior	2010	465,000	1,000,000	—		2,210,516		643,796	4,319,312
Executive	2009	465,000	2,000,000	—		1,305,924		731,779	4,502,703

Dara Khosrowshahi	2011	1,000,000	1,000,000	1,546,446	(6)	2,405,633	(6)	428,907	6,380,986
Chief Executive Officer	2010	1,000,000	1,125,000	—		2,763,610		284,200	5,172,810
	2009	1,000,000	2,250,000	—		1,337,366		256,330	4,843,696

Mark D. Okerstrom	2011	387,143	438,438	16,835	(6)	1,562,167	(6)	10,130	2,414,713
Executive Vice President and Chief Financial Officer

Michael B. Adler	2011	450,000	189,144	231,635	(7)	2,593,955	(6)(7)	382,174	3,846,908
Former Executive Vice President	2010	448,846	225,000	—		1,013,324		8,818	1,695,988
and Chief Financial Officer	2009	375,000	375,000	—		1,012,939		12,976	1,775,915

Dhiren Fonseca	2011	460,210	385,391	23,091	(6)	1,382,060	(6)	20,613	2,271,365
Former Co-President,	2010	399,616	225,000	—		736,963		8,300	1,369,879
Partner Services Group	2009	356,538	329,550	—		919,756		12,037	1,617,881

Gary M. Fritz	2011	451,471	385,391	23,091	(6)	1,382,060	(6)	13,438	2,255,451
Former Co-President,	2010	399,616	225,000	—		736,963		8,300	1,369,879
Partner Services Group	2009	356,538	300,000	—		919,756		7,350	1,583,644

*	All share and per share amounts have been adjusted to reflect the one-for-two reverse stock split effected by Expedia on December 20, 2011.
(1)	The aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of equity awards granted to Mr. Kaufman during 2009, 2010 and 2011 was $613,171, $1,381,805 and $574,999, respectively.
(2)	Reflects base salary earned during 2011, plus the 2011 payout of accrued vacation in connection with a Company-wide change in policy. The amounts shown for Messrs. Okerstrom, Fonseca and Fritz reflect a mid-year salary adjustment. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Base Salary” for a description of changes to annual base salaries during 2011.
(3)

Bonus amounts for 2011 reflect annual cash bonuses that were paid in 2012, for performance in 2011, related to (a) the 2011 Cash Bonus Plan for senior executive employees of the Company approved by the Compensation Committee on March 1, 2011 (the “2011 Cash Bonus Plan”), (b) individual performance-based bonus plans for Messrs. Fonseca and

Fritz resulting in 2011 bonuses of $125,000 each, and (c) an annual cash bonus for 2011 for Mr. Okerstrom of $338,438 and a special bonus for Mr. Okerstrom of $100,000 prior to his appointment as an executive officer. Pursuant to the 2011 Cash Bonus Plan, each named executive officer (other than Mr. Okerstrom who was not an executive officer at the time of adoption of the 2011 Cash Bonus Plan) was eligible to receive a cash bonus, subject to (i) the achievement of performance goals relating either to stock price performance or worldwide hotel bookings and (ii) a $10 million maximum amount that was intended to preserve flexibility under Section 162(m) of the Internal Revenue Code to ensure deductibility of any bonus that the Compensation Committee determined appropriate. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Cash Bonuses” for a description of the 2011 Cash Bonus Plan and “Compensation Discussion and Analysis—Tax Matters” for a description of the Section 162(m) provisions. Having previously certified that the relevant performance criteria had been met, the Compensation Committees approved cash bonus awards pursuant to the 2011 Cash Bonus Plan to each of the named executive officers other than Mr. Okerstrom on February 28, 2012.
(4)	Includes aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as well as the aggregate incremental fair value of the modifications made in connection with the TripAdvisor spin-off computed in accordance with FASB ASC Topic 718 (see footnote 6 and table below). The grant date fair value and the incremental fair value of awards reflect an estimate of the grant date and incremental fair values and may not correspond to the actual value that will be recognized by the named executive officers. Stock options awarded in 2009 are valued at the date of grant using the Black-Scholes pricing model, assuming no dividends; stock options awarded in 2010 or 2011 are valued at the date of grant using the Black-Scholes pricing model, assuming an annual dividend rate of 1.25% and 1.39%. The Black-Scholes model incorporates various other assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. The expected term is based on our historical experience and on the terms and conditions of the stock option awards granted to employees. The expected term (and related risk-free interest rate) for Mr. Diller is based on his historical practice of holding Expedia stock options until expiration. The following are the assumptions used in the Black-Scholes option pricing model for awards to the named executive officers for the year ended December 31, 2011:

	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Barry Diller	7.00	2.61	49.90	1.42
All other named executive officers	4.64	1.85	49.95	1.39

(5)	For additional information regarding certain components of amounts reflected in the “All Other Compensation” column, see table below entitled, “2011 All Other Compensation.”
(6)	Amounts shown for 2011 include the incremental fair value resulting from the impact of Expedia’s spin-off of TripAdvisor in December 2011 computed by Expedia for financial reporting purposes under FASB ASC Topic 718. See “Impact of Spin-Off Adjustment on 2011 Executive Compensation” below.
(7)	Approximately $230,000 of the amount shown in the Stock Awards column and $1.8 million of the amount shown in the Option Award column relates to incremental fair value attributable to the acceleration of stock-based awards pursuant to Mr. Adler’s employment agreement and a separation agreement between Mr. Adler and Expedia, dated as of September 27, 2011. See further discussion in the Compensation Discussion and Analysis in the section entitled “Severance—2011 Severance Arrangements with Mr. Adler.”

Impact of Spin-Off Adjustment on 2011 Executive Compensation

The modification of the outstanding employee equity awards in connection with the TripAdvisor spin-off was designed to maintain the same intrinsic value of the awards before and after the spin-off. Without this modification, the spin-off would have resulted in a decrease to the intrinsic value of the outstanding employee equity awards. Pursuant to accounting guidance prescribed under FASB ASC Topic 718, the modification resulted in additional non-cash stock-based compensation. The additional non-cash stock compensation calculated under FASB ASC Topic 718 reflects the incremental fair value determined by comparing the aggregate fair value of the outstanding award immediately before and after the modification.

The table below shows the incremental fair value determined under FASB ASC Topic 718 resulting from the modification made in connection with the TripAdvisor spin-off.

	Total Compensation Reported	Effect of Spin-Off Adjustments on Outstanding Awards		Total Compensation Excluding Impact of Spin-Off
Name(1)		Stock Awards	Option Awards
Barry Diller	$9,149,554	$(101,540)	$(6,239,950)	$2,808,064
Dara Khosrowshahi	6,380,986	(1,546,446)	(1,255,635)	3,578,905
Mark D. Okerstrom	2,414,713	(16,835)	(402,890)	1,994,988
Michael B. Adler	3,846,908	—	(261,580)	3,585,328
Dhiren Fonseca	2,271,365	(23,091)	(691,727)	1,556,547
Gary M. Fritz	2,255,451	(23,091)	(691,727)	1,540,633

(1)	Incremental fair value relating to the TripAdvisor spin-off adjustments was $594,422 for stock options held by Mr. Kaufman, and $34,556 for restricted stock units held by Mr. Kaufman.

2011 All Other Compensation

The following table provides additional detail regarding the amounts reflected in the “All Other Compensation” column of the 2011 Summary Compensation Table above.

	Barry Diller		Dara Khosrowshahi	Mark D. Okerstrom	Michael B. Adler		Dhiren Fonseca	Gary M. Fritz
Personal Use of Corporate Aircraft(1)	$370,809		$403,792	$0	$0		$0	$0
Miscellaneous	46,467	(2)	0	3	349,200	(5)	0	0
Dividend Equivalents(3)	10,937		25,115	2,777	26,109		13,263	6,088
401(k) Company Match(4)	0		0	7,350	6,865		7,350	7,350

(1)	Reflects the incremental cost to Expedia for personal use of corporate aircraft, including an aircraft jointly owned by each of Expedia and IAC (or charter aircraft in the event the jointly-owned aircraft is temporarily unavailable) and aircraft in which Expedia has purchased a fractional ownership interest. In 2011, the incremental cost to Expedia for Messrs. Diller and Khosrowshahi’s personal use of these aircraft is based on the average variable operating cost to Expedia. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. Calculated separately for the jointly-owned aircraft and the aircraft for which Expedia has purchased a fractional interest, the total annual variable costs are divided by the annual number of hours such aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (for the jointly-owned aircraft, including flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, purchase costs, insurance, scheduled maintenance and non-trip-related hangar expenses in the case of the jointly-owned aircraft, and purchase costs and management fees in the case of the fractional interest aircraft. In 2011, each of Mr. Diller and Mr. Khosrowshahi occasionally had family members or other guests accompany him on personal trips, at no incremental cost to the Company. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Other Compensation” for a description of the Company’s policy regarding the personal use of Company aircraft by Messrs. Diller and Khosrowshahi.
(2)

In connection with the spin-off from IAC, Expedia and IAC agreed that, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources for the benefit of both companies, certain expenses associated with such usage would be shared between Expedia and IAC. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. For 2011 Expedia and IAC covered 35% and 65% of these costs, respectively.
(3)	Unvested RSUs held by executives are credited with dividend equivalents at the same rate and at the same time as regular cash dividends paid to the Company’s common stockholders. Such dividend equivalents vest and are paid upon vesting of the underlying RSUs. The amounts of such dividend equivalents were not factored into the grant date fair values of RSUs awarded to executives prior to 2010. Accordingly, dividend equivalents paid to executives in 2010 and 2011, respectively, on unvested RSUs awarded prior to 2010 are included in “all other compensation.”
(4)	Represents matching contributions of Expedia under the Expedia 401(k) Retirement Savings Plan. Under this plan as in effect through December 31, 2011, Expedia matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to limits imposed by the Internal Revenue Code.
(5)	Represents salary and COBRA premiums accrued through December 31, 2011 in connection with severance amounts expected to be paid to Mr. Adler, as described in the Compensation Discussion and Analysis in the section titled, “Severance – 2011 Severance Arrangements with Mr. Adler.” An additional $87,300 was accrued in 2012, prior to Mr. Adler’s departure from the Company on January 31, 2012.

2011 Grants of Plan-Based Awards

During fiscal year 2011, the Compensation Committee or Section 16 Committee, as appropriate, approved stock option awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Option Awards ($)(2)
Barry Diller	03/01/2011	49,868	$18.63	$18.63	$914,851
Dara Khosrowshahi	03/01/2011	158,611	18.63	18.63	1,149,998
Mark D. Okerstrom	03/01/2011	79,305	18.63	18.63	574,999
	09/15/2011	52,870	27.94	27.94	584,000
Michael B. Adler	03/01/2011	79,305	18.63	18.63	574,999
Dhiren Fonseca	03/01/2011	95,166	18.63	18.63	690,333
Gary M. Fritz	03/01/2011	95,166	18.63	18.63	690,333

*	All share and per share amounts have been adjusted to reflect the one-for-two reverse stock split effected by Expedia on December 20, 2011.
(1)	All options have a seven-year term and vest in four equal installments commencing on the first anniversary of the grant date.
(2)	Reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. For awards granted on March 1, 2011, see footnote 3 of the “2011 Summary Compensation Table” above for more information regarding assumptions used in the Black-Scholes pricing model. For the award granted to Mr. Okerstrom on September 15, 2011, the Black-Scholes option pricing model assumptions were as follows:

Expected Term (years)	Risk-Free Interest Rate(%)	Expected Volatility(%)	Assumed Annual Dividend Rate (% of grant date closing price)
4.64	0.84	50.65	0.95

On March 1, 2011, the Section 16 Committee also granted to Mr. Kaufman options to purchase 79,305 shares of Expedia’s common stock that vest in four equal installments commencing on the first anniversary of the grant date, have an exercise price of $18.63 and have a grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology, of $574,999.

For information regarding the modifications of outstanding employee equity awards in connection with the TripAdvisor spin-off, see section above entitled, “Impact of Spin-Off Adjustment on 2011 Executive Compensation.”

2012 Grants of Plan-Based Awards

On February 28, 2012, the Section 16 Committee approved stock option awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Option Awards ($)(2)
Mark D. Okerstrom	02/28/2012	100,000	$33.79	$33.79	$1,293,700
Dhiren Fonseca	02/28/2012	60,000	33.79	33.79	776,220

(1)	All options have a seven-year term and vest in four equal installments commencing on the first anniversary of the grant date.
(2)	Reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. The following are the assumptions used in the Black-Scholes option pricing model for awards to the named executive officers on February 28, 2012:

Expected Term (years)	Risk-Free Interest Rate(%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
4.00	0.62	53.12	1.06

On February 28, 2012, the Section 16 Committee also granted to Mr. Kaufman options to purchase 100,000 shares of Expedia’s common stock that vest in four equal installments commencing on the first anniversary of the grant date, have an exercise price of $33.79 and have a grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology, of $1,293,700.

Outstanding Equity Awards at 2011 Year-End

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2011. The market value of the RSUs is based on the closing price of Expedia common stock on the NASDAQ Stock Market on December 30, 2011, the last trading day of the year, which was $29.02.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable		Unexercisable
Barry Diller	06/07/2005	698,165	(2)	—		$36.27	06/07/2015	—		$—	—		$—
	06/07/2005	1,196,855	(2)	—		26.95	06/07/2015	—		—	—		—
	03/02/2009	49,868		49,869	(3)	6.97	03/02/2016	—		—	—		—
	03/02/2009	—		74,803	(4)	8.71	03/02/2016	—		—	—		—
	02/23/2010	24,934		74,803	(3)	21.21	02/23/2017	—		—	—		—
	03/01/2011	—		49,868	(3)	18.63	03/01/2018	—		—	—		—
	02/27/2007	—		—		—	—	9,213	(5)	267,361	—		—
	02/28/2008	—		—		—	—	20,636	(6)	598,857	—		—

Dara Khosrowshahi	03/02/2009	62,336		132,175	(3)	6.97	03/02/2016	—		—	—		—
	03/02/2009	—		211,481	(4)	8.71	03/02/2016	—		—	—		—
	02/23/2010	37,401		237,916	(3)	21.21	02/23/2017	—		—	—		—
	03/01/2011	—		158,611	(3)	18.63	03/01/2018	—		—	—		—
	03/07/2006	—		—		—	—	—		—	400,000	(7)	11,608,000
	02/27/2007	—		—		—	—	19,483	(8)	565,397	—		—
	06/06/2007	—		—		—	—	21,148	(9)	613,715	—		—
	02/28/2008	—		—		—	—	87,280	(10)	2,532,866	—		—

Mark D. Okerstrom	03/02/2009	8,465		35,898	(3)	6.97	03/02/2016	—		—	—		—
	04/06/2009	6,233		26,435	(3)	9.81	04/06/2016	—		—	—		—
	04/06/2009	—		37,009	(4)	12.26	04/06/2016	—		—	—		—
	02/23/2010	7,480		47,583	(3)	21.21	02/23/2017	—		—	—		—
	03/01/2011	—		79,305	(3)	18.63	03/01/2018	—		—	—		—
	09/15/2011	—		52,870	(3)	27.94	09/15/2018	—		—	—		—
	08/08/2007	—		—		—	—	1,291	(11)	37,465	—		—
	02/28/2008	—		—		—	—	5,674	(12)	164,659	—		—
	08/21/2008	—		—		—	—	4,585	(13)	133,057	—		—

Michael B. Adler	02/23/2010	20,570		29,078	(14)	21.21	04/30/2012	—		—	—		—
	03/01/2011	—		39,652	(14)	18.63	04/30/2012	—		—	—		—

Dhiren Fonseca	03/02/2009	56,102		118,958	(3)	6.97	03/02/2016	—		—	—		—
	03/02/2009	—		79,305	(4)	8.71	03/02/2016	—		—	—		—
	02/23/2010	9,973		63,444	(3)	21.21	02/23/2017	—		—	—		—
	03/01/2011	—		95,166	(3)	18.63	03/01/2018	—		—	—		—
	02/27/2007	—		—		—	—	5,358	(15)	155,489	—		—
	02/28/2008	—		—		—	—	10,474	(16)	303,955	—		—

Gary M. Fritz	03/02/2009	56,102		118,958	(3)	6.97	03/02/2016	—		—	—		—
	03/02/2009	—		79,305	(4)	8.71	03/02/2016	—		—	—		—
	02/23/2010	9,973		63,444	(3)	21.21	02/23/2017	—		—	—		—
	03/01/2011	—		95,166	(3)	18.63	03/01/2018	—		—	—		—
	02/27/2007	—		—		—	—	5,358	(15)	155,489	—		—
	02/28/2008	—		—		—	—	10,474	(16)	303,955	—		—

*

All share and per share amounts have been adjusted to reflect Expedia’s one-for-two reverse stock split effected and the impact of the spin-off of TripAdvisor, Inc. by Expedia, both completed on December 20, 2011. In connection with the TripAdvisor spin-off, other than the exceptions described below, stock awards and unvested option awards held by Expedia employees prior to the spin-off were converted into stock awards and option awards for new shares of Expedia common stock with adjustments to the number of shares subject to each award based on (a) the value of

Expedia common stock prior to the spin-off and reverse stock split and (b) the value of Expedia common stock after giving effect to the spin-off and the reverse stock split. For each vested option award held by an Expedia employee prior to the spin-off, such individual received one vested option to purchase shares of new Expedia common stock and one vested option to purchase shares of TripAdvisor common stock with adjustments to the number of underlying shares and exercise prices based on (y) the value of Expedia common stock prior to the spin-off and reverse stock split and (z) the value of the common stock of the applicable company (Expedia or TripAdvisor) after giving effect to the spin-off and reverse stock split.
(1)	Represents the date on which the original grant was approved by the applicable compensation committee. All awards with a grant date prior to the effective date of Expedia’s spin-off from IAC, August 9, 2005, were granted by IAC and were converted into Expedia equity awards upon effectiveness of the spin-off.
(2)	Options vested in full on June 7, 2010, the fifth anniversary of the grant date.
(3)	Options vest in four equal installments commencing on the first anniversary of the grant date.
(4)	Options vested in full on March 2, 2012, or April 6, 2012 in the case of Mr. Okerstrom, the third anniversary of the grant date.
(5)	Of these RSUs, 9,213 vested on February 27, 2012.
(6)	Of these RSUs, 10,317 vested on February 28, 2012 and 10,319 will vest on February 28, 2013.
(7)	The vesting provisions of this award are described in the section below titled “Potential Payments Upon Termination or Change in Control—Dara Khosrowshahi—2006 RSU Award.” 80,000 of these RSUs are beneficially owned by Mr. Khosrowshahi’s former spouse.
(8)	Of these RSUs, 19,483 vested on February 27, 2012.
(9)	Of these RSUs, 21,148 will vest on June 6, 2012.
(10)	Of these RSUs, 43,640 vested on February 28, 2012 and 43,640 will vest on February 28, 2013.
(11)	Of these RSUs, 1,291 will vest on August 8, 2012.
(12)	Of these RSUs, 2,837 vested on February 28, 2012 and 2,837 will vest on February 28, 2013.
(13)	Of these RSUs, 2,292 will vest on August 21, 2012 and 2,293 will vest on August 21, 2013.
(14)	Pursuant to the terms of his departure from Expedia (as described in the Compensation Discussion and Analysis in the section entitled, “Severance—2011 Severance Arrangements with Michael B. Adler”), the options shown as unexercisable will not become exercisable prior to the expiration date of April 30, 2012, and therefore will be forfeited as of such date.
(15)	Of these RSUs, 5,358 vested on February 27, 2012.
(16)	Of these RSUs, 5,236 vested on February 28, 2012 and 5,238 will vest on February 28, 2013.

2011 Option Exercises and Stock Vested

The following table provides information regarding options exercised by and restricted stock unit awards vested for the named executive officers during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Barry Diller	0	$0	39,061	$786,689
Dara Khosrowshahi	205,693	1,398,648	79,696	1,754,877
Mark D. Okerstrom	0	0	7,300	179,956
Michael B. Adler	306,771	5,578,853	66,757	1,622,303
Dhiren Fonseca	0	0	43,974	951,761
Gary M. Fritz	0	0	18,347	435,633

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.
(2)	Represents the value of exercised options calculated by multiplying (i) the number of shares of Expedia’s common stock to which the exercise of the option related by (ii) the difference between the market price of Expedia’s common stock at exercise and the exercise price of the options.
(3)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(4)	Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Expedia common stock on the NASDAQ Stock Market on the vesting date or if the vesting occurred on a day on which the NASDAQ Stock Market was closed for trading, the next trading day.

Potential Payments Upon Termination or Change in Control

Certain of our compensation plans, award agreements and employment agreements entitle some of the named executive officers to accelerated vesting of equity awards or severance payments in the event of a change in control of Expedia and/or upon the termination or material adverse modification of the executive’s employment with Expedia under specified circumstances. These plans and agreements are described below as they apply to each named executive officer.

Expedia 2005 Plan

Pursuant to the Expedia 2005 Plan, in the event of a change in control, the stock options and RSUs held by officers of the Company (and not the Company’s subsidiaries) with a title of Senior Vice President or above, which includes each of our named executive officers, as of immediately prior to the change in control, will become fully vested and exercisable, in the case of options, or earned and payable in full, in the case of RSUs. In addition, with regard to RSUs, any deferral or other restrictions will lapse and such RSUs will be settled in cash or shares of Expedia common stock as promptly as practicable.

The Expedia 2005 Plan defines a “change in control” as follows: a “change in control” occurs if: (i) another party, other than Mr. Diller, Liberty Interactive Corporation or their respective affiliates, becomes the beneficial owner of at least 50% of the Company’s outstanding voting stock, with certain exceptions; (ii) there is a change in the majority of the Company’s Board not endorsed by the requisite number of incumbent board members; (iii) the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of the Company’s assets or the purchase of assets or stock of another entity (“Business Combination”), unless the beneficial stockholders of the Company immediately following such Business Combination retain more than 50% of the outstanding voting stock of the entity resulting from the Business Combination in substantially the same proportions as their ownership of voting stock immediately prior to such Business Combination, and at least a majority of the members of the board of directors of the entity resulting from the Business Combination were incumbent directors of the Company’s Board at the time of the initial agreement or Board action providing for such Business Combination; or (iv) the Company’s stockholders approve the complete liquidation or dissolution of the Company.

Barry Diller

2010 and 2011 Stock Option Awards. Mr. Diller was granted a stock option award under the Expedia 2005 Plan in February 2010 and March 2011. These awards featured incremental vesting whereby 25% of each stock option award will vest and become exercisable on each anniversary of the date of grant over four years (an “Incremental Vesting Stock Option Award”). In the event of a change in control of Expedia, these stock option awards will vest as described in the section above titled “Expedia 2005 Plan.”

2009 Stock Option Awards. Mr. Diller was granted two types of stock option awards under the Expedia 2005 Plan in March 2009. One stock option award was an Incremental Vesting Stock Option Award and the other stock option award featured a cliff vesting schedule whereby the stock option award will vest in its entirety on March 2, 2012, the third anniversary of the date of grant (a “Cliff Vesting Stock Option Award”). In the event of a change in control of Expedia, these stock option awards will vest as described in the section above titled “Expedia 2005 Plan.”

2007 and 2008 RSU Awards. Mr. Diller was granted RSU awards under the Expedia 2005 Plan in both February 2007 and February 2008 with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2011, 29,849 of these RSUs remained unvested. In the event of a change in control of Expedia, these RSUs will vest as described in the section above titled “Expedia 2005 Plan.” Mr. Diller’s awards were contingent on the satisfaction of certain performance goals, which have subsequently been satisfied.

Dara Khosrowshahi

Khosrowshahi Employment Agreement. Expedia entered into an employment agreement with Mr. Khosrowshahi (the “Khosrowshahi Employment Agreement”), effective as of May 28, 2009, for a term of three years. Pursuant to the Khosrowshahi Employment Agreement, if Mr. Khosrowshahi terminates his employment with the Company for good reason or the Company terminates his employment with the Company without cause, Mr. Khosrowshahi is entitled to receive his base salary through the longer of (i) the completion of the term of the Khosrowshahi Employment Agreement and (ii) 12 months. Further, the Company will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which his termination of employment occurs. With the exception of the RSUs granted pursuant to Mr. Khosrowshahi’s 2006 RSU Award (discussed below), all equity awards held by Mr. Khosrowshahi that otherwise would have vested during the 12-month period following the termination of his employment with the Company for good reason or the Company’s termination of his employment without cause, will accelerate (provided that (i) equity awards that vest less frequently than annually will be treated as though such awards vested annually and (ii) any award amount that is subject to outstanding performance conditions will vest if and only to the extent such performance conditions are satisfied). Mr. Khosrowshahi will have 18 months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the Khosrowshahi Employment Agreement) or, if earlier, through the scheduled expiration date of the options. Mr. Khosrowshahi is restricted from competing with the Company or soliciting or hiring Company employees during the term of the Khosrowshahi Employment Agreement and for a two-year period following the termination of his employment with the Company.

“Good reason” is defined in the Khosrowshahi Employment Agreement to mean the occurrence of any of the following without the executive’s consent: (i) the Company’s material breach of any material provision of the Khosrowshahi Employment Agreement, (ii) the material reduction in Mr. Khosrowshahi’s title, duties or reporting responsibilities, (iii) a material reduction in Mr. Khosrowshahi’s base salary, or (iv) the relocation of Mr. Khosrowshahi’s principal place of employment more than 50 miles outside of the Seattle metropolitan area.

“Cause” is defined under the Khosrowshahi Employment Agreement to mean Mr. Khosrowshahi’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company or any of its subsidiaries, (iii) material breach of any of the covenants made pursuant to the Khosrowshahi Employment Agreement, (iv) willful or gross neglect of the material duties required by the Khosrowshahi Employment Agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest, subject to certain qualifications.

Stock Option Awards. Mr. Khosrowshahi was granted an Incremental Vesting Stock Option Award in March 2009, February 2010 and March 2011. He was granted a Cliff Vesting Stock Option Award under the Expedia 2005 Plan in March 2009. In the event of a change in control of Expedia, these stock option awards will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Khosrowshahi terminates his employment with the Company for good reason or the Company terminates his employment with the Company without cause, the stock options will vest as described in the section above titled “Dara Khosrowshahi—Khosrowshahi Employment Agreement.”

RSU Awards. Mr. Khosrowshahi was granted RSU awards under the Expedia 2005 Plan in both 2007 and 2008 with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2011, 127,911 of these RSUs remained unvested. In the event of a change in control of Expedia, these RSUs will vest as described in the section above titled “Expedia 2005 Plan.” Mr. Khosrowshahi’s 2007 and 2008 RSU awards were contingent on the satisfaction of certain performance goals, which have subsequently been satisfied. In the event Mr. Khosrowshahi terminates his employment with the Company for good reason or the Company terminates his employment with the Company without cause, the RSUs will vest as described in the section above titled “Dara Khosrowshahi—Khosrowshahi Employment Agreement.”

2006 RSU Award. On March 7, 2006, the Compensation Committee approved certain compensation arrangements with Mr. Khosrowshahi, including the grant of 800,000 RSUs pursuant to the Expedia 2005 Plan

(the “2006 RSU Award”). In connection with the Company’s spin-off of TripAdvisor, the original award was split between Expedia and TripAdvisor, such that the original award was converted into restricted stock units covering 400,000 shares of each of Expedia common stock and TripAdvisor common stock. For more detailed information regarding this award, see the description contained in the Compensation Discussion and Analysis section titled “Equity Compensation—TripAdvisor Spin-Off: Equity Compensation Award Adjustments—Performance-based restricted stock units held by Mr. Khosrowshahi.”

As of December 31, 2011, 400,000 of the RSUs covering Expedia common stock remained unvested. Of these RSUs, 75% will vest (the “Initial Vesting”) upon Expedia’s achievement of OIBA of $714.4 million for a full fiscal year, adjusted as described below (the “OIBA Target”). The 2006 RSU Award was also contingent on the satisfaction of certain other performance goals, which goals have subsequently been satisfied. The Initial Vesting shall, at the election of the Company, also be subject to the additional condition that at such time as the Company achieves the OIBA Target, Mr. Khosrowshahi shall agree to remain employed as the Chief Executive Officer of the Company for an additional two years following satisfaction of the OIBA Target on no less favorable terms to Mr. Khosrowshahi than the terms of employment as in effect at the time of such agreement.

If Mr. Khosrowshahi has not voluntarily terminated his employment with Expedia or has not been terminated for cause on the first anniversary of the Initial Vesting, the remaining portion of the RSUs will vest. If Expedia terminates Mr. Khosrowshahi without cause in any year in which Expedia achieves an OIBA target of $649 million, adjusted as described below (the “Modified OIBA Target”), then 75% of the RSUs will vest upon such termination of employment and the remaining RSUs will be forfeited. If there is a change in control of Expedia, then 50% of the outstanding RSUs vest immediately, without regard to the OIBA targets. If within one year of the change in control Mr. Khosrowshahi is terminated without cause or Mr. Khosrowshahi incurs a material adverse modification of his duties, then the remaining RSUs will vest, without regard to the OIBA Target.

For purposes of calculating the OIBA Target and the Modified OIBA Target, the operating results of all entities acquired by Expedia will also be included, starting with the first full fiscal year after any such acquisitions. In the case of each acquisition, the OIBA Target or Modified OIBA Target will be increased by the amount of OIBA that Expedia expects to achieve in the first full fiscal year following such acquisition, as projected by Expedia at the time of the acquisition. The OIBA Target and the Modified OIBA Target have not yet been met.

For the purposes of the 2006 RSU Award, a “change in control” is defined by reference to the Expedia 2005 Plan, as described in the section above titled “Expedia 2005 Plan.” In addition, the 2006 RSU Award provides that a change in control will include termination of the irrevocable proxy held by Mr. Diller to vote shares of Expedia common stock held by Liberty Interactive or its affiliates, or the acquisition by Liberty Interactive or its affiliates, of beneficial ownership of equity securities of Expedia, whereby Liberty Interactive acquires or assumes more than 35% of the voting power of the then outstanding equity securities of Expedia entitled to vote generally on the election of Expedia’s directors.

Under the 2006 RSU Award, “cause” is defined by reference to the Expedia 2005 Plan as follows: (i) the willful or gross neglect by a participant of his employment duties, (ii) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a participant, (iii) a material breach of the participant’s fiduciary duty owed to the Company or any of its subsidiaries, or (iv) a material breach by a participant of any nondisclosure, nonsolicitation or noncompetition obligation owed to the Company.

Mark D. Okerstrom

Employment Agreement. Expedia has entered into an employment agreement (an “Employment Agreement”) with Mr. Okerstrom. Mr. Okerstrom’s Employment Agreement was amended as of October 20, 2011 for a term of three years. Pursuant to the Employment Agreement, if the executive terminates his employment with the Company for good reason or the Company terminates the executive’s employment with the Company without cause, the executive is entitled to receive the same benefits and restrictions as Mr. Khosrowshahi under the Khosrowshahi Employment Agreement described above under the section titled “Dara Khosrowshahi—Khosrowshahi Employment Agreement.”

Under the Employment Agreement, “good reason” and “cause” have the same meaning as under the Khosrowshahi Employment Agreement.

Stock Option Awards. Mr. Okerstrom was granted as Incremental Vesting Stock Option Award in each of March 2009, April 2009, February 2010, March 2011 and September 2011. He was granted a Cliff Vesting Stock Option Award under the Expedia 2005 Plan in April 2009. In the event of a change in control of Expedia, the stock option awards granted to Mr. Okerstrom in September 2011 will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Okerstrom terminates his employment with the Company for good reason or the Company terminates such executive’s employment without cause, all of these options will vest as described in the section above titled “Mark D. Okerstrom—Employment Agreement.”

RSU Awards. Mr. Okerstrom was granted RSU awards under the Expedia 2005 Plan in both 2007 and 2008, with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2011, 11,550 of these RSUs remained unvested. In the event Mr. Okerstrom terminates his employment with the Company for good reason or the Company terminates such executive’s employment without cause, these RSU awards will vest as described in the section above titled “Mark D. Okerstrom—Employment Agreement.”

Michael B. Adler

Employment and Severance Agreements. Mr. Adler resigned as Expedia’s Chief Financial Officer effective September 26, 2011. Pursuant to Mr. Adler’s employment agreement dated May 16, 2009 and a separation agreement dated September 27, 2011, and subject to Mr. Adler’s execution of a release of claims against Expedia:

•	through January 31, 2012, Mr. Adler continued to receive his existing base salary of $450,000 per year;

•	Expedia paid Mr. Adler a 2011 bonus in March 2012, prorated for nine months’ service, at the same funding level as other corporate executive bonuses;

•

Expedia will continue to pay Mr. Adler his current base salary during the eleven-month period following January 31, 2012, with respect to which period Expedia has waived its right to offset amounts earned by Mr. Adler from another employer;

•	for the 17 months following January 31, 2012, Expedia will reimburse Mr. Adler for the monthly premiums of group health plan continuation coverage under COBRA for him and his dependents;

•

188,750 options and 15,672 RSUs held by Mr. Adler that otherwise would have vested during the 12-month period following January 31, 2012, vested on October 5, 2011 following his execution and non-revocation of a release agreement;

•

108,750 options and 7,842 RSUs that would have vested during the twelve-month period following January 31, 2013 vested on November 15, 2011, following the Chief Executive Officer’s confirmation that Mr. Adler had provided satisfactory assistance with the transition of Chief Financial Officer responsibilities; and

•	Mr. Adler’s vested stock options will remain exercisable for 18 months following his employment termination date.

Dhiren Fonseca and Gary M. Fritz

Employment Agreements. Expedia entered into an employment agreement (an “Employment Agreement”) with each of Messrs. Fonseca and Fritz, which was amended as of June 11, 2011 and had a term of two years. Pursuant to the Employment Agreements, if the executive terminates his employment with the Company for good reason or the Company terminates the executive’s employment with the Company without cause, the executive is entitled to receive base salary through the longer of (i) the completion of the term of the Employment Agreement and (ii) 18 months. Further, the Company will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which the termination of the executive’s employment occurs. All equity awards held by the executive that otherwise would have vested during the 18-month period following the termination of such executive’s employment with the Company for good reason or the Company’s termination of the executive’s employment with the Company without cause, will accelerate (provided that (i) equity awards that vest less frequently than annually will be treated as though such awards vested annually and (ii) any amount that is subject to outstanding performance conditions will vest if an only to the extent such performance conditions are satisfied). In the event the executive terminates his employment with the Company for good reason or the Company terminates the executive’s employment with the Company without cause, the Company will make a cash payment to such executive for each month between the date of termination and the end of the longer of the term of the Employment Agreement or 18 months in an amount equal to the premiums charged to maintain COBRA health insurance for the executive and the executive’s eligible dependents. The executives will be restricted from competing with the Company or soliciting or hiring Company employees during the 18-month period following termination of employment with the Company.

Under the Employment Agreements, “good reason” and “cause” have the same meaning as under the Khosrowshahi Employment Agreement described above under the section titled “Dara Khosrowshahi—Khosrowshahi Employment Agreement.”

Stock Option Awards. In each of March 2009, February 2010 and March 2011, Messrs. Fonseca and Fritz were each granted an Incremental Vesting Stock Option Award and in March 2009, each was granted a Cliff Vesting Stock Option Award, all pursuant to the Expedia 2005 Plan. In the event of a change in control of Expedia, these stock option awards will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Fonseca or Mr. Fritz terminates his employment with the Company for good reason or the Company terminates such executive’s employment without cause: (i) pursuant to the stock option agreements governing the Cliff Vesting Stock Option Awards, such awards will immediately vest and be exercisable with respect to the number of shares covered by the award multiplied by the fraction of the number of full months since the grant date of the award at the time of termination, divided by 36 months, and (ii) the executive’s Incremental Vesting Stock Option Awards will vest as described in the section above titled “Dhiren Fonseca and Gary M. Fritz—Employment Agreements.”

RSU Awards. Messrs. Fonseca and Fritz also hold RSUs granted in 2007 and 2008 pursuant to the Expedia 2005 Plan with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2011, 15,832 of the RSUs awarded to each of Messrs. Fonseca and Fritz in 2007 and 2008 remained unvested. In the event of a change in control of Expedia, these RSUs will vest as described in the section above titled “Expedia 2005 Plan.” In the event Messrs. Fonseca or Fritz terminates his employment with the Company for good reason or the Company terminates any such executive’s employment without cause, these RSU awards will vest as described in the section above titled “Dhiren Fonseca and Gary M. Fritz—Employment Agreements.”

In connection with the reorganization of Expedia’s Partner Services Group in early 2012, Mr. Fonseca transitioned to a new role within the Company and Mr. Fritz’ employment terminated effective March 12, 2012. Accordingly, the Company entered into a new employment agreement with Mr. Fonseca effective March 30, 2012 that included severance terms that were identical to the terms contained in his June 11, 2011 agreement except that the new agreement entitles Mr. Fonseca to severance payments upon expiration of the one-year term of the new agreement. For Mr. Fritz, see discussion in the Compensaton Discussion and Analysis in the section entitled “Severance—2011 Severance Arrangements with Mr. Fritz.”

Estimated Potential Incremental Payments Upon Termination or Change in Control

The table below reflects the estimated amount of incremental compensation payable to the named executive officers upon the occurrence of:

(i)	a termination either by the Company without cause or by the executive for good reason not in connection with a change in control,

(ii)	a termination by the Company without cause in a fiscal year in which the Company meets the performance goals established by the Compensation Committee with regard to Mr. Khosrowshahi’s 2006 RSU Award,

(iii)	a change in control, or

(iv)	a change of control in conjunction with a termination by the Company without cause or by the executive for good reason.

The table should be read along with the descriptions of benefits above as the definitions for “change in control,” “cause” and “good reason” may vary.

The amounts shown in the table assume that the triggering event was effective as of December 31, 2011 and that the price of Expedia common stock on which certain of the calculations are based was the closing price of $29.02 on the NASDAQ Stock Market on the last trading day prior to that date. These amounts are estimates of the incremental amounts that would be paid out to the executive upon such triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any.

Name and Benefits	Termination w/o Cause or for Good Reason	Termination w/o Cause and Meets Performance Goals		Upon Change in Control(1)		Upon Change in Control and Termination w/o Cause or for Good Reason(1)
Barry Diller
RSU Awards (vesting accelerated)	$—	$—		$866,218		$—
Stock Option Awards (vesting accelerated)	—	—		3,721,200		—

Total Estimated Incremental Value	—	—		4,587,418		—
Dara Khosrowshahi
Cash Severance (salary)	1,000,000	—		—		—
2006 RSU Awards (vesting accelerated)	—	8,706,000	(2)	5,804,000	(2)	5,804,000	(2)
Other RSU Awards (vesting accelerated)	2,445,544	—		3,711,977		—
Stock Option Awards (vesting accelerated)	6,783,754	—		10,715,730		—

Total Estimated Incremental Value	10,229,298	8,706,000		20,231,707		5,804,000
Mark D. Okerstrom
Cash Severance (salary)	1,192,038	—		—		—
RSU Awards (vesting accelerated)	186,308	—		335,181		—
Stock Option Awards (vesting accelerated)	1,614,086	—		3,172,340		—
Health and Benefits(5)	18,363	—		—		—

Total Estimated Incremental Value	3,010,795	—		3,507,521		—
Michael B. Adler(3)
Cash Severance (salary and bonus)	639,144	—		—		—
RSU Awards (vesting accelerated)	231,635	—		—		—
Stock Option Awards (vesting accelerated)	1,757,376	—		—		—
Health and Benefits(5)	26,014	—		—		—

Total Estimated Incremental Value	2,654,169	—		—		—
Dhiren Fonseca(4)
Cash Severance (salary)	425,000	—		—		—
RSU Awards (vesting accelerated)	459,445	—		459,445		—
Stock Option Awards (vesting accelerated)	4,968,945	—		5,717,981		—
Health and Benefits(5)	27,544	—		—		—

Total Estimated Incremental Value	5,880,934	—		6,177,426		—
Gary M. Fritz(4)
Cash Severance (salary)	425,000	—		—		—
RSU Awards (vesting accelerated)	459,445	—		459,445		—
Stock Option Awards (vesting accelerated)	4,968,945	—		5,717,981		—
Health and Benefits(5)	27,544	—		—		—

Total Estimated Incremental Value	5,880,934	—		6,177,426		—

(1)	Some of our plans and award agreements provide benefits to the named executive officers in the event of a change in control. The amounts to which the executive would be entitled in such event are reflected in the column captioned “Upon Change in Control.” If, within a specified time period following a change in control, the executive incurs a material adverse modification of duties, in the case of Mr. Khosrowshahi’s 2006 RSU Award, the additional amounts to which the executive would be entitled as a result of such events are reflected in the column captioned “Upon Change in Control and Termination w/o Cause or for Good Reason.”
(2)	Reflects the value of 400,000 RSUs based on the price of Expedia common stock on December 30, 2011 of $29.02. 80,000 of these RSUs are beneficially owned by Mr. Khosrowshahi’s former spouse.
(3)	Mr. Adler resigned as Chief Financial Officer of Expedia in September 2011. The amounts shown in this table for Mr. Adler represent actual amounts received in connection with his employment agreement and separation agreement, which are described in the section above titled “Potential Payments Upon Termination or Change in Control—Michael B. Adler.”

(4)	In connection with the reorganization of the Company’s Partner Services Group in early 2012, Mr. Fonseca transitioned into a new role and Mr. Fritz’ employment with the Company ended effective March 12, 2012. The amounts shown in this table for Mr. Fonseca and Mr. Fritz are based on the contractual arrangements between each of them and the Company that were in effect as of December 31, 2011. For further discussion, see the section in the Compensation Discussion and Analysis entitled, “Severance.”
(5)	Reflects the payment of COBRA premiums for 12 months following termination for Mr. Khosrowshahi and Mr. Okerstrom, for 17 months following his January 31, 2012 termination for Mr. Adler, and for 18 months following termination for Mr. Fonseca and Mr. Fritz.

2011 Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2011, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity compensation plans approved by security holders(3)(6)	14,839,971	(4)	$16.095	11,344,252
Equity compensation plans not approved by security holders(5)	—		—	96,159
Total	14,839,971		—	11,440,411

(1)	Information excludes the following securities, which represent IAC equity-based compensation awards that were converted into Expedia equity-based awards on the effective date of the spin-off and were outstanding as of December 31, 2011: 2,192,818 securities with a weighted-average exercise price of $28.64 to be issued upon the exercise of outstanding stock options.
(2)	Excludes the following equity-based awards outstanding as of December 31, 2011: (i) 2,278,990 securities issuable in connection with RSUs for which there is no related exercise price and (ii) grants of 90,000 stock appreciation rights. When vested, 50,000 stock appreciation rights represented the right to receive the difference between $6.76 and the value of one share of the common stock of eLong, Inc., a subsidiary of the Company, at the time of exercise, to be settled in the Company’s stock. The remaining 40,000 stock appreciation rights represented the right to receive the difference between $4.30 and the value of one share of common stock of eLong at the time of exercise, to be settled in the Company’s stock.
(3)	The Expedia 2005 Plan.
(4)	Does not include shares underlying RSUs or stock options granted in 2012. On January 31, 2012, the Compensation Committees awarded a total of 432,208 RSUs in connection with an acquisition, and on February 28, 2012, the Compensation Committees awarded a total of (i) 9,258 RSUs in connection with new hire awards and (ii) 4,868,725 options to purchase shares of common stock of the Company.
(5)	The Expedia Deferred Compensation Plan for Non-Employee Directors.
(6)	In connection with the TripAdvisor spin-off and related one-for-two reverse stock split, the number of shares available to grant under the 2005 Plan was adjusted, such that the market value of shares available for issuance under the 2005 Plan was the same immediately before and after the reverse stock split and TripAdvisor spin-off, subject to the additional requirement that the shares available for issuance not exceed 8.5% of the aggregate number of shares available immediately following the reverse stock split and TripAdvisor spin-off.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

In general, the Company will enter into or ratify a “related person transaction” only when it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). When a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.

The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•

On an annual basis, each director, director nominee and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•

Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

Related Person Transactions

Relationships With Officers and Directors

Subject to the terms of an Amended and Restated Stockholders Agreement between Mr. Diller and Liberty Interactive, Mr. Diller holds an irrevocable proxy to vote shares of Expedia common stock and Class B common stock beneficially owned by Liberty Interactive. By virtue of the proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of Expedia’s stockholders (other than with respect to the election by the holders of Expedia common stock of 25% of the members of Expedia’s Board of Directors and matters as to which Delaware law requires a separate class vote).

Mr. Diller is also the chairman and senior executive of IAC and of TripAdvisor, and through similar arrangements between Mr. Diller and Liberty Interactive, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC’s stockholders and of TripAdvisor’s stockholders (other than with respect to the election by the holders of each respective company’s common stock of 25% of the members of such respective company’s Board of Directors and matters as to which Delaware law requires a separate class vote).

Relationship Between Expedia and IAC

In connection with and following Expedia’s spin-off from IAC in August of 2005, Expedia and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company aircraft and various commercial and other relationships, which are described below.

Cost-Sharing Arrangements. Expedia and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared. These expenses include certain of Mr. Diller’s business expenses, costs for equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff, as well as certain other costs. In 2011, Expedia paid 35% of such expenses. The aggregate amount of costs paid by Expedia was approximately $425,000 for 2011, which amount does not include amounts paid by Expedia for its costs attributable to Mr. Diller’s personal use of Company aircraft. See footnote 1 to the table above titled “2011 All Other Compensation” for information regarding personal use of Company aircraft.

The Company Aircraft Agreement. Each of Expedia and IAC has a 50% ownership interest in an aircraft that may be used by both companies. Expedia and IAC share capital costs relating to this aircraft equally and operating costs pro rata based on actual usage. Members of the Company aircraft’s flight crew are employed by an entity in which each of Expedia and IAC has a 50% ownership interest. In 2011, total payments of approximately $460,000 were made to this entity by Expedia. On the fifth anniversary of Expedia’s spin-off from IAC and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either Expedia or IAC, IAC will have a call right and Expedia will have a put right with respect to Expedia’s interest in the Company aircraft, in each case at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

Commercial and Other Relationships. Since the spin-off from IAC, Expedia has continued to work with some of IAC’s businesses pursuant to a variety of commercial relationships. These relationships generally include service agreements, primarily involving advertising sales services provided by IAC businesses and private-label travel services provided by Expedia businesses. In 2011, pursuant to commercial and other relationships, primarily relating to advertising and marketing services, Expedia businesses paid an aggregate amount of approximately $435,000 to IAC businesses and IAC businesses paid approximately $175,000 to Expedia businesses.

Relationship Between Expedia and Liberty Interactive

Liberty Interactive, Expedia and Mr. Diller are parties to the Amended and Restated Governance Agreement, pursuant to which Liberty Interactive has the right to nominate up to a number of directors equal to 20% of the total number of directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Interactive are satisfied.

The Governance Agreement also provides that if Expedia issues or proposes to issue shares of Expedia common stock or Expedia Class B common stock, Liberty Interactive has preemptive rights that generally entitle it to purchase a number of Expedia common shares, subject to a cap, so that Liberty Interactive will maintain the same ownership interest in Expedia that Liberty Interactive held immediately prior to such issuance or proposed issuance. Liberty Interactive was not entitled to exercise any such preemptive rights in 2011.

Relationships Between Expedia and TripAdvisor

Following the TripAdvisor spin-off, Expedia and TripAdvisor are related parties since they are under common control. In connection with the TripAdvisor spin-off, Expedia and TripAdvisor entered into various agreements, including, among others, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement. Summaries of the separation, tax sharing, employee matters and transition services agreements are set forth in Expedia’s Definitive Proxy Statement/Prospectus dated October 31, 2011 and copies of each of these agreements were filed as exhibits to Expedia’s Current Report on Form 8-K filed with SEC on December 27, 2011.

Under the transition services agreement, Expedia agreed to provide certain assistance and services to TripAdvisor on an interim, transitional basis for the one-year period following the spin-off, which, to date, has consisted primarily of services relating to finance and accounting, tax, legal, human resources and government affairs, among other assistance and services. Charges for assistance and services provided pursuant to this agreement are on a cost plus fixed percentage or hourly basis, as applicable. For the period from December 21, 2011 to December 31, 2011, the total amount related to transition services provided by Expedia to TripAdvisor were not material.

Commercial Agreements. In connection with the TripAdvisor spin-off, Expedia and TripAdvisor also entered into various commercial agreements, which are discussed below. Expedia believes that these arrangements have been negotiated on an arm’s length basis. In addition, Expedia believes that these arrangements, whether taken individually or in the aggregate, do not constitute a material contract to Expedia. During the period from December 21, 2011 to December 31, 2011 and during the quarter ended March 31, 2012, Expedia recognized approximately $4 million and $51 million, respectively, in sales and marketing expense relating to these commercial agreements. For the quarter ended March 31, 2012, Expedia recognized approximately $2 million in advertising revenue from TripAdvisor in connection with these agreements.

Click-Based Advertising Agreements. Certain subsidiaries of Expedia entered into an agreement to purchase click-based advertising, primarily in connection with the “check rates” feature on TripAdvisor websites, but also including textlink advertising on TripAdvisor websites. The pricing for such advertising will be on a cost-per-click or revenue-share basis.

Display-based and Other Advertising Agreements. Certain subsidiaries of Expedia entered into an agreement to purchase banner display and “exit window” advertising on TripAdvisor websites, and vice versa. In each case, pricing will be on a cost-per-thousand impressions or revenue-share basis.

Content Sharing Agreement. Expedia and TripAdvisor entered into a content sharing agreement whereby each agrees to continue providing the other, without charge, with certain proprietary and/or user-generated content. TripAdvisor will continue to provide certain subsidiaries of Expedia with proprietary content, including user-generated content, primarily hotel reviews, as well as proprietary ratings and summary statistics. Expedia will continue to provide TripAdvisor with proprietary content, including hotel star ratings, thumbnail images, hotel and flight pricing and availability data.

ANNUAL REPORTS

Expedia’s Annual Report to Stockholders for 2011, which includes Expedia’s Annual Report on Form 10-K for the year ended December 31, 2011 (not including exhibits), is available at www.rrdezproxy.com/2012/expedia. Upon written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, Expedia will provide, without charge, an additional copy of Expedia’s 2011 Annual Report on Form 10-K. Expedia will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits) by accessing Expedia’s corporate website at www.expediainc.com or the SEC’s website at www.sec.gov.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE

2013 ANNUAL MEETING

Stockholders who wish to have a proposal considered for inclusion in Expedia’s proxy materials for presentation at the 2013 Annual Meeting of Stockholders must submit the proposal to Expedia no later than December 26, 2012 at its principal executive offices at 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2013 Annual Meeting of Stockholders without inclusion of the proposal in Expedia’s proxy materials are required to provide notice of such proposal to Expedia at its principal executive offices no later than March 12, 2013. Expedia reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Bellevue, Washington

April 26, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET

http://www.proxyvoting.com/expe

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

expedia inc.

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

22634/22635

Fulfillment

22637/22636

FOLD AND DETACH HERE

Please mark your votes as indicated in this example

EXPEDIA, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2

FOR all nominees listed below

WITHHOLD AUTHORITY to vote for all nominees listed below

EXCEPTIONS

FOR

AGAINST

ABSTAIN

1. ELECTION OF DIRECTORS

05 Craig A. Jacobson*

06 Victor A. Kaufman

07 Peter M. Kern*

08 Dara Khosrowshahi

09 John C. Malone

10 Jose A. Tazon

Nominees:

01 A. George “Skip” Battle*

02 Barry Diller

03 Jonathan L. Dolgen

04 William R. Fitzgerald

3. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

*To be voted upon by the holders of Expedia, Inc.’s Common Stock voting as a separate class. All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors).

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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You can now access your Expedia, Inc. account online.

Access your Expedia, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Expedia, Inc., now makes it easy and convenient to get current information on your shareholder account.

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Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.RRDEZProxy.com/2012/expedia

FOLD AND DETACH HERE

expedia inc.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXPEDIA, INC. IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2012

The undersigned stockholder of Expedia, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2012 and hereby appoints each of Dara Khosrowshahi and Robert J. Dzielak proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia, Inc. to be held on Tuesday, June 5, 2012, at 8:00 a.m. local time, at 8800 West Sunset Boulevard, West Hollywood, California 90069, and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

22634/22635

Fulfillment

22637/22636

(Continued and to be marked, dated and signed, on the other side)